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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Piper Jaffray Companies
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800 Nicollet Mall, Suite 1000
Mail Stop J09SSH
Minneapolis, Minnesota 55402
612 303-6000

March 23, 2016

Fellow Shareholders:

You are cordially invited to join us for our 2016 annual meeting of shareholders, which will be held on Wednesday, May 4, 2016, at 2:00 p.m., Central Time, in the Huber Room on the 12th floor of our Minneapolis headquarters in the U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2016 annual meeting of shareholders, it is worth reflecting on the year just completed. In 2015, we produced record net revenues while making significant progress in advancing our strategy of growing our businesses with higher margins and lower volatility. The strength that our advisory services and public finance businesses demonstrated in 2015 is an indication of the returns that this strategy is producing as we emerge as one of the leading investment banks serving middle-market clients. We believe that our continuing execution on these strategic initiatives and opportunities will ensure that our shareholders will reap the benefits of our strategy and investments in the years to come.

We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Availability also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Availability and the proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Andrew S. Duff Chairman and Chief Executive Officer

Notice of Annual Meeting
of Shareholders

May 4, 2016, at 2:00 p.m., local time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall, Minneapolis, Minnesota

To the Shareholders of Piper Jaffray Companies:

The 2016 annual meeting of shareholders of Piper Jaffray Companies will be held at our corporate headquarters in Minneapolis, Minnesota on Wednesday, May 4, 2016 at 2:00 p.m., local time, for the following purposes:

  1.
  The election of nine directors, each for a one-year term.

  2.
  Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the fiscal year ending December 31, 2016.

  3.
  An advisory vote to approve the compensation of the officers disclosed in the attached proxy statement, or "say-on-pay" vote.

  4.
  Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

In order to vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2016. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of the Company's common stock at the close of business on March 9, 2016 are entitled to notice of, and to vote at, the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on May 4, 2016

Our proxy statement and 2015 annual report are available at
www.piperjaffray.com/proxymaterials.

By Order of the Board of Directors

John W. Geelan Secretary

March 23, 2016

PROXY STATEMENT

i

PROXY STATEMENT
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2016

INTRODUCTION

The Board of Directors of Piper Jaffray Companies is soliciting proxies for use at the annual meeting of shareholders to be held on May 4, 2016, and at any adjournment or postponement of the meeting. Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about March 23, 2016.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time:	Wednesday, May 4, 2016, at 2:00 p.m., local time
Place:	The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, Minnesota 55402
Record Date:	March 9, 2016

Voting Matters

The Board of Directors recommends you vote FOR each Director Nominee and FOR the following proposals:

Agenda Item		Page Reference (for more detail)

1.	Election of Directors	5
	The Board of Directors believes the nine nominees as a group have the experience and skills that are necessary to effectively oversee our company.

2.	Ratification of Selection of Independent Auditor	55
	The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2016.

3.	Advisory (Non-Binding) Vote on Executive Compensation	56
	The Board of Directors is asking shareholders to provide advisory approval of the compensation of the officers disclosed in this proxy statement.

2015 Performance Highlights

In 2015, we achieved significant operating results, with record net revenues, earnings per share of $3.34, and return on equity of 6.4%. Our 2015 performance highlights include:

  •
  We generated record net revenues of $672.9 million, demonstrating the diversity of our business and the considerable progress we have made growing our advisory services and public finance businesses, which both had record years and helped to offset challenging markets for our asset management business, lackluster conditions for our brokerage businesses, and higher non-compensation expenses due to a significant legal settlement;

  •
  For the second consecutive year, we achieved strong profitability. Our earnings per diluted common share (referred to in this proxy statement as "earnings per share") was $3.34. Although this was down approximately 14% from 2014's earnings per share of $3.87, market conditions for our equity financing and asset management businesses were more challenging in 2015, and we made significant investments during the year for future growth. The primary investments included the expansion of our investment banking and equities sales and trading businesses into the financial institutions sector, and our acquisitions of River Branch Holdings LLC and BMO Capital Markets GKST Inc.;

  •
  Our net income applicable to Piper Jaffray Companies (referred to in this proxy statement as "net income") was $52.1 million;

  •
  Our return on average common shareholders' equity (referred to in this proxy statement as "return on equity") for the year was 6.4%, even as we made significant investments for future growth;

  •
  For the second year in a row, we achieved record advisory services revenues, including $209.2 million in 2015; and

  •
  Our public finance group was ranked 2nd nationally in 2015 for the number of municipal negotiated issuances.

Board Nominees

The Board of Directors has nominated nine directors: our CEO and eight other serving directors. Seven of these nine directors are independent under New York Stock Exchange Rules. Both our CEO and Mr. Frazier, who joined the Board of Directors in connection with our recent acquisition of Simmons & Company International, are not independent. The following table provides summary information on each director nominee. For more detail, please see pages 6 through 10 of this proxy statement.

Andrew S. Duff	William R. Fitzgerald	Michael E. Frazier	B. Kristine Johnson	Addison L. Piper
Chairman and CEO of Piper Jaffray Companies	Chairman and CEO of Ascent Capital Group	Former CEO of Simmons & Company International; Consultant to Piper Jaffray & Co.	President of Affinity Capital Management	Former Chairman and CEO of Piper Jaffray Companies
Chair Nominating and Governance; Lead Director

Sherry M. Smith	Philip E. Soran	Scott C. Taylor	Michele Volpi
Former Executive Vice President and CFO of SUPERVALU	Former President, CEO and Director of Compellent Technologies	Executive Vice President and General Counsel of Symantec	CEO of Betafence
Chair Compensation

2015 Compensation Highlights

In 2015, our executive compensation program retained all of the core elements of our 2014 program, including annual incentives based on the achievement of a measure of pre-tax operating income and the grant of a long-term incentive component in the form of performance share units ("PSUs") that will be earned based on our total and relative shareholder return. The most significant actions taken during 2015 by the Board's Compensation Committee include:

  •
  Base Salaries: The base salaries of our named executive officers have remained unchanged since 2010.

  •
  Annual Incentive Compensation: We achieved strong operating results in 2015, including record net revenues, and we executed against our strategic growth strategy. Our executive officers demonstrated leadership through the acquisitions of Simmons & Company International, BMO Capital Markets GKST Inc., and River Branch Holdings LLC, which we believe will drive additional growth and earnings in the coming years. Our profitability declined from the record level we achieved in 2014, and consequently, the total annual incentives paid to our CEO, CFO and three other highest-paid executive officers also decreased in 2015. Our CEO's annual incentive compensation based on 2015 performance was $4,035,000, resulting in a 17% decrease in his annual incentive compensation from 2014. The annual incentive compensation for our other named executive officers ranged from $1,370,000 to $4,075,000. These amounts represented decreases of 17% and 28% in the annual incentive compensation paid to our CFO and head of asset management, respectively, and flat annual incentive compensation paid to our global co-heads of investment banking and capital markets, as these businesses continued their strong performance in 2015.

  •
  Long-Term Incentive Compensation: We made grants of long-term incentive awards to our named executive officers in the form of PSUs that will be earned only if our total shareholder return measured on an absolute and relative basis compared to an index of peer companies over a 36-month period meets certain criteria that we believe represents strong company performance. The grant date fair values of PSU awards made in 2015 was approximately flat as compared to 2014. Our CEO's and CFO's PSU awards during 2014 had a value of $600,000 and $300,000, respectively, and our other named executive officers received PSU awards of $200,000.

ITEM 1—ELECTION OF DIRECTORS

2016 Nominees for Director

The number of directors currently serving on our Board of Directors is ten. Lisa K. Polsky, who currently serves on our Board of Directors, will not be standing for re-election at the 2016 annual meeting of shareholders. Effective at the close of the annual meeting, the size of our Board of Directors will be decreased to nine directors. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated nine current members of the Board for election at the 2016 annual meeting. These individuals are Andrew S. Duff, William R. Fitzgerald, Michael E. Frazier, B. Kristine Johnson, Addison L. Piper, Sherry M. Smith, Philip E. Soran, Scott C. Taylor and Michele Volpi. Ms. Smith was appointed to the Board of Directors on January 27, 2016 after being recommended to the Board of Directors as a candidate by a member of management, and Mr. Frazier was appointed to the Board of Directors on February 26, 2016, in connection with our acquisition of Simmons & Company International. Each of these individuals will be a candidate for election to the Board to serve until our 2017 annual meeting of shareholders and until his or her successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. The nine nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than nine directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends a vote FOR the election of the nine director nominees. Proxies will be voted FOR the election of the nine nominees unless otherwise specified.

The biographies of each of the nominees below includes information regarding the person's service as a director, work experience, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and our Board of Directors to determine that the person should serve as a director. Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as senior level management, corporate governance, leadership development, investment banking, asset management, finance and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders.

Andrew S. Duff Age 58 Director since 2003
Principal Occupation: Mr. Duff has served as chairman and chief executive officer of Piper Jaffray Companies since December 31, 2003. Mr. Duff became chairman and chief executive officer following completion of our spin-off from U.S. Bancorp on December 31, 2003. He has served as chairman of our broker-dealer subsidiary since 2003 and as chief executive officer of our broker-dealer subsidiary since 2000.

Qualifications: Mr. Duff has more than 30 years of experience in the capital markets industry with Piper Jaffray, and has been our chairman and chief executive officer since our spin-off from U.S. Bancorp in 2003. The Board believes he has the knowledge of our company and its business necessary to help formulate and execute our business plans and growth strategies.

Other Current Directorships:

•

Arctic Cat Inc.

William R. Fitzgerald Age 58 Director since 2014	Principal Occupation: Mr. Fitzgerald has been the chairman and chief executive officer of Ascent Capital Group, Inc. since August 2000. Ascent Capital Group (formerly known as Ascent Media Group) is a publicly traded holding company whose current business operations are conducted through its wholly owned subsidiary, Monitronics, Inc., which offers business and home security alarm monitoring services. In addition, Mr. Fitzgerald previously served as senior vice president of Liberty Media Corporation from July 2000 to December 2012. Mr. Fitzgerald served as executive vice president and chief operating officer for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1998 to 2000, and as executive vice president, corporate development of TCI Communications, Inc., a wholly-owned subsidiary of Tele-Communications, from 1996 to 1998. Mr. Fitzgerald was previously an investment banking partner with Daniels and Associates (now RBC Capital Markets), and he began his career as a commercial banker at The First National Bank of Chicago.

Qualifications: Mr. Fitzgerald brings to our Board significant management experience from his more than 30 years in the media and telecommunications industries, including his current role as chairman and chief executive officer of Ascent Capital Group. In addition, Mr. Fitzgerald's experience as a partner at a middle-market investment bank and public company director provides valuable experience to our management and to the Board.

Committees: Nominating and Governance; Compensation. Given the change in the composition of the Board of Directors following the Annual Meeting, it is expected that Mr. Fitzgerald will step off of Governance and join Audit.

Other Current Directorships:

•

Ascent Capital Group

Other Directorships Held during the Past Five Years:

•

Expedia, Inc. (March 2006 to December 2012)

•

TripAdvisor, Inc. (December 2011 to February 2013)

Michael E. Frazier Age 66 Director since 2016
Principal Occupation: Mr. Frazier began with Simmons & Company International, an investment bank specializing in the energy industry, in 1992. He became president of Simmons in 2002, chief executive officer in 2005, and chairman in 2009, and served in those capacities until the closing of our acquisition of Simmons in February 2016. Mr. Frazier is serving as an independent consultant to Piper Jaffray & Co. under a consulting agreement that ends on February 26, 2017. Prior to joining Simmons in 1992, Mr. Frazier was actively involved in the exploration and production of oil and gas as an independent operator.

Qualifications: Mr. Frazier has extensive experience in the capital markets industry and in the energy investment banking sector specifically, which we recently entered with our acquisition of Simmons. He also has extensive industry executive management experience as chief executive officer of Simmons.

Other Current Directorships:

•

NOW Inc.

B. Kristine Johnson Age 64 Director since 2003	Principal Occupation: Ms. Johnson has been president of Affinity Capital Management, a Minneapolis-based venture capital firm that invests primarily in seed and early-stage health care companies in the United States, since 2000. Ms. Johnson previously was employed for 17 years at Medtronic, Inc., a leading medical device manufacturer, serving most recently as senior vice president and chief administrative officer.

Qualifications: Ms. Johnson has extensive experience in both the health care industry and the venture capital business, with the health care industry being one of the primary areas of focus of our investment banking business. Her deep ties to the health care industry and the venture capital business provide the Board with valuable insights and knowledge, both from a client and public company perspective.

Committees: Chair of Nominating and Governance, and also serves as our lead director.

Other Current Directorships:

•

The Spectranetics Corporation

Addison L. Piper Age 69 Director since 2003
Principal Occupation: Mr. Piper worked for Piper Jaffray from 1969 through 2006, serving as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. He also served as vice chairman of Piper Jaffray Companies following the completion of our spin-off from U.S. Bancorp, and retired from that role effective at the end of 2006. From 1998 through August 2006, Mr. Piper had responsibility for our venture and private capital fund activities. During his earlier career with Piper Jaffray, he served as assistant equity syndicate manager, director of securities trading, and director of sales and marketing.

Qualifications: Mr. Piper has been a part of our company since 1969, serving in many roles, including chief executive officer. His experience with the company provides deep institutional knowledge as well as a comprehensive understanding of the financial services industry.

Other Current Directorships:

•

Leuthold Funds, Inc., overseeing five funds within the mutual fund complex.

Other Directorships Held during the Past Five Years:

•

Renaissance Learning (July 2001 – October 2011)

Sherry M. Smith Age 54 Director since 2016	Principal Occupation: Ms. Smith served as executive vice president and chief financial officer of SUPERVALU, INC., a grocery wholesaler and retailer, from 2010 to 2013. Prior to that, she also held the role of vice president, senior vice president of finance and corporate controller from 1998 to 2002 and treasurer from 2002 to 2005.

Qualifications: As a result of her roles at SUPERVALU and the public company boards that she has served on, Ms. Smith has extensive public company financial, accounting, and risk management experience, which provides valuable insight for a director of a publicly traded securities firm such as our company.

Other Current Directorships:

•

Deere & Company

•

Tuesday Morning Corporation

•

Realogy Holdings Corp.

Philip E. Soran Age 59 Director since 2013	Principal Occupation: Mr. Soran served as president, chief executive officer and a director of Compellent Technologies, Inc., a Minnesota-based publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011. Following the acquisition, he served as the president of Dell Compellent from February 2011 to March 2012. From July 1995 to August 2001, Mr. Soran served as president, chief executive officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000.

Qualifications: Mr. Soran's experience founding and building technology companies provides strategic guidance to the Board and management, and his experience in the technology industry is valuable to the company as it is a focus area for our investment banking business. He also has extensive management experience as a chief executive officer of a publicly traded company of a similar size to our company. Mr. Soran's perspectives as a board member of two other publicly traded companies also provide valuable insights to the Board.

Committees: Audit; Nominating and Governance.

Other Current Directorships:

•

Hutchinson Technology Incorporated

•

SPS Commerce,  Inc.

Scott C. Taylor Age 51 Director since 2014	Principal Occupation: Mr. Taylor serves as Executive Vice President and General Counsel for Symantec Corporation, a NASDAQ-listed information security solutions company, a position he has held since August 2008. Mr. Taylor's prior work experience includes positions as vice president and general counsel of Phoenix Technologies Ltd. and Narus, Inc. Prior to that, Mr. Taylor was an attorney at Pillsbury Madison and Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP).

Qualifications: Mr. Taylor brings to the Board significant public company legal and governance expertise developed through his experience as general counsel of two publicly traded companies. In addition, his significant executive experience at leading technology companies provides Mr. Taylor with strong knowledge of the technology industry, which is an area of focus for our investment banking business.

Committees: Audit; Compensation. Given the change in the composition of the Board of Directors following the Annual Meeting, it is expected that Mr. Taylor will become chair of Audit while continuing to serve on Compensation.

Other Directorships Held during the Past Five Years:

•

VirnetX Holding Corporation (February 2008 to May 2014)

Michele Volpi Age 52 Director since 2010
Principal Occupation: Mr. Volpi has served as the chief executive officer of Betafence, a global provider of physical security solutions located in Belgium, since October 2011. Prior to joining Betafence, Mr. Volpi served as the president and chief executive officer and as a director of H.B. Fuller Company from December 2006 to November 2010. H.B. Fuller is a publicly traded company that manufactures and markets adhesives and specialty chemical products worldwide.

Qualifications: Mr. Volpi has significant management experience, including from his current position as chief executive officer of Betafence and his previous role as the president and chief executive officer and a director of H.B. Fuller Company. Mr. Volpi's extensive management experience, including his experience as a chief executive officer of a publicly traded company, provides valuable perspective, insight, and strategic guidance to our management and to the Board.

Committees: Chair of Compensation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on the Investor Relations page of our website at www.piperjaffray.com, together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Jaffray must comply with both codes. Both codes are available on the Investor Relations page of our website at www.piperjaffray.com. We will post on our website at www.piperjaffray.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board of Directors must be independent, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Piper Jaffray. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at www.piperjaffray.com.

The Board has affirmatively determined, in accordance with our Director Independence Standards, that other than Mr. Frazier, none of our non-employee directors has a material relationship with Piper Jaffray and that each of them is independent. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements: (i) with respect to Ms. Johnson and Mr. Taylor, the Board considered immaterial commercial relationships involving Piper Jaffray and the director's primary business affiliation; (ii) with respect to Messrs. Piper and Soran and Ms. Smith, the Board considered an immaterial relationship arising solely because an immediate family member is an employee of another company that provides services to the company; (iii) with respect to Messrs. Piper and Taylor and Ms. Johnson, the Board considered immaterial relationships between Piper Jaffray and charitable foundations or other non-profit organizations with which each of those directors is associated; (iv) with respect to Ms. Johnson, the Board considered a relationship arising solely from her position as a director of another company that was provided services by Piper Jaffray; and (v) with respect to Ms. Johnson and Mr. Soran, the Board considered their investments in one of our investment funds on substantially the same terms as similarly situated investors. All of these relationships are deemed to be immaterial under our Director Independence Standards.

Mr. Duff cannot be considered an independent director under New York Stock Exchange corporate governance rules because he is employed as our chief executive officer. Mr. Frazier cannot be considered an independent director under those same rules because we entered into a consulting agreement with Mr. Frazier in connection with the closing of our acquisition of Simmons & Company International in February 2016.

Board Leadership Structure and Lead Director

Since our spin-off from U.S. Bancorp, Mr. Duff has served in the combined roles of chairman and chief executive officer. Since 2006, the Board has appointed a lead director of the Board. Ms. Johnson currently serves as the lead director. The lead director has the following duties and responsibilities, as described in our Corporate Governance Principles:

  •
  presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

  •
  serves formally as a liaison between the chief executive officer and the independent directors;

  •
  monitors Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

  •
  monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

  •
  has authority to call meetings of the independent directors; and

  •
  if requested by major shareholders, makes herself available for consultation and direct communication.

We believe that Mr. Duff's combined service as chairman and chief executive officer creates unified leadership for the Board and the company, with one cohesive vision for our organization. This leadership structure, which is common among U.S.-based publicly traded companies, demonstrates to our clients, employees and shareholders that the company is under strong leadership. As chairman and chief executive officer, Mr. Duff helps shape the strategy ultimately set by the entire Board and also leverages his operational experience to balance growth and risk management. We believe the oversight provided by the Board's independent directors, the work of the Board's committees described below and the coordination between the chief executive officer and the independent directors conducted by the lead director help provide effective oversight of our company's strategic plans and operations. We believe having one person serve as chairman and chief executive officer is in the best interests of our company and our shareholders at this time.

Board Involvement in Risk Oversight

The company's management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company's risk exposures on a day-to-day basis. The Board's responsibility is to monitor the company's risk management processes by informing itself concerning the company's material risks and evaluating whether management has reasonable controls in place to address the material risks; the Board is not responsible, however, for defining or managing the company's various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management's responsibility in the area of risk oversight, and risk management is a factor the Board and the Nominating and Governance Committee consider when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during 2015. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the company, including market, credit, liquidity, legal, human capital, operational, data, and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the company's compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Meetings of the Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Mr. Duff and other members of management do not participate. Our independent directors meet regularly in executive session without Messrs. Duff and Frazier, the only non-independent directors under New York Stock Exchange rules. Ms. Johnson, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of that committee.

Committees of the Board

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

  Audit Committee

The Audit Committee's purpose is to oversee the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements.

The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In connection with the Audit Committee's determination of whether to retain the independent auditor or engage another firm as our independent auditor, the Audit Committee annually reviews the independent auditor's performance and independence, taking into consideration the following:

  •
  the quality of the Audit Committee's ongoing discussions with the independent auditor;

  •
  management's perceptions of the independent auditor's expertise and past performance;

  •
  the appropriateness of fees charged; and

  •
  the independent auditor's independence qualification, including the independent auditor's provision of any permissible non-audit services and the related fees received for such services, as further described below in the section titled "Audit Committee Report and Payment of Fees to our Independent Auditor—Auditor Fees."

In addition, as discussed above, the Audit Committee is primarily responsible for monitoring management's responsibility in the area of risk oversight. The Audit Committee also meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in the proxy statement.

The responsibilities of the Audit Committee are more fully described in the Committee's charter. The Audit Committee met nine times during 2015. The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that Ms. Polsky and Mr. Taylor each qualify as an "audit committee financial expert" as defined by regulations of the Securities and Exchange Commission.

  Compensation Committee

The Compensation Committee discharges the Board's responsibilities relating to compensation of the executive officers and ensures that our compensation and employee benefit programs are aligned with our compensation and benefits philosophy. These responsibilities also include reviewing and discussing with management whether the company's compensation arrangements are consistent with effective controls and sound risk management. The Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The Committee also has sole authority to evaluate the chief executive officer's performance and determine the compensation of the chief executive officer based on this evaluation. The Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans.

The Committee has delegated authority to our chief executive officer under our Amended and Restated 2003 Annual and Long-Term Incentive Plan (the "Incentive Plan") to allocate awards to employees (other than our executive officers) in connection with our annual restricted stock grants made in the first quarter of each year (as part of the payment of incentive compensation for the preceding year). Under this delegated authority, the Committee approves the aggregate amount of equity to be awarded to all employees other than executive officers, and the chief executive officer approves the award recipients and specific amount of equity to be granted to each recipient. All other terms of the awards are determined by the Committee. The Committee also has delegated authority to the chief executive officer to grant restricted stock awards to employees other than executive officers in connection with recruiting and retention. This delegation permits the chief executive officer to determine the recipient of the award as well the amount of the award, subject to an annual share limitation set by the Committee each year. All awards granted pursuant to this delegated authority must be made in accordance with our equity grant timing policy described below in "Compensation Discussion and Analysis—Compensation Policies—Equity Grant Timing Policy." All other terms of the awards are determined by the Committee.

The work of the Committee is supported by our human capital department, primarily through our chief human capital officer, our finance department, primarily through our chief financial officer, and by our legal department, primarily through our general counsel and assistant general counsel, who prepare and present information and recommendations for review and consideration by the Committee. These personnel work closely with the Committee chair and, as appropriate, our chief executive officer. For more information, refer to the section below titled "Compensation Discussion and Analysis—Setting Compensation—Involvement of Executive Officers."

The Compensation Committee has engaged an independent outside compensation consultant, Frederic W. Cook & Co., to provide strategic planning, market context, and general advice to the Committee with respect to executive compensation, as described below under "Compensation Discussion and Analysis—Setting Compensation—Compensation Consultant."

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee's charter. For more information regarding the Committee's process in setting compensation, please see "Compensation Discussion and Analysis—Setting Compensation" below. The Compensation Committee met six times during 2015. The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

  Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Piper Jaffray. In particular, the Committee assesses the independence of our Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board's committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, and oversees the annual evaluation process for the chief executive officer, the Board, and Board committees. The Nominating and Governance Committee also oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy. The responsibilities of the Nominating and Governance Committee are more fully described in the Committee's charter. The Nominating and Governance Committee met four times during 2015. The Board has determined that all members of the Nominating and Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

    Annual Evaluation Process

The Nominating and Governance Committee oversees the Board's annual evaluation process. In connection with this process, every year our lead director interviews each director and members of management concerning the effectiveness of the Board and its committees, including in the areas of strategic prioritization, risk oversight, engagement, and management accountability. Our lead director then reviews and discusses information from these interviews with the Board and its committees. Each of our committee chairs includes any feedback received concerning the committee in its annual self-evaluation, which is discussed by each committee at its final meeting of the year. The results of each committee's self-evaluation are reported to the full Board of Directors at its final meeting of the year.

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board of Directors held eight meetings during 2015. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during 2015, with the directors collectively attending 96.1% of the aggregate number meetings of the Board of Directors and the committees on which they served during the year. All of our directors then serving on the Board of Directors attended our 2015 annual meeting of shareholders.

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Mail Stop J09SSH, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Nominating and Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Mail Stop J09SSH, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year's annual meeting of shareholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Committee will reassess the qualifications of a director, including the director's attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for reelection.

Compensation Program for Non-Employee Directors

During 2015, non-employee directors received a $60,000 annual cash retainer for service on our Board, as well as additional annual cash retainers for service on our Board committees. This additional annual cash retainer was $25,000 for the chairperson of the Audit Committee, and $15,000 for the chairpersons of each of the Compensation Committee and Nominating and Governance Committee. The other directors serving on a committee but not in the role of chairperson received an additional annual cash retainer of $10,000 for service on the Audit Committee, and $5,000 for service on the Compensation Committee and Nominating and Governance Committee. In addition, our lead director received an additional annual cash retainer of $20,000 in connection with her service, and we paid an observer fee of $1,000 for attendance by a director at each meeting of a committee on which that director does not serve. Since he provides consulting services to our company, Mr. Frazier does not participate in our non-employee director compensation program.

Our non-employee director compensation program also provides that each non-employee director receives a $60,000 grant of stock on the date of a director's initial election or appointment to the Board for a number of shares determined by dividing $60,000 by the closing price of our common stock on the date of initial election or appointment. Directors whose service on the Board continues following each annual meeting of our shareholders receive an annual equity grant of $70,000 as of the date of the annual meeting. All equity awards granted to our non-employee directors are granted under the Incentive Plan. Non-employee directors who join our Board after the first month of a calendar year are paid a pro rata annual retainer based on the period they serve as a director during the year.

Our non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash payable to them and shares of common stock granted to them for service as a director of Piper Jaffray for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a recordkeeping account and deemed invested in shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the director. This deemed investment is measured in phantom stock, and no shares of common stock are reserved, repurchased or issued pursuant to the plan. Following the cessation of the director's service, the director will receive a share of our common stock for each share that was deferred under the plan, and a single lump sum cash payment for all cash amounts deferred under the plan based on the fair market value of the phantom stock credited to the director's account as of the last day of the year in which the director's service with us terminates.

Non-employee directors may participate in our charitable gift matching program, pursuant to which we will match a director's gifts to eligible organizations dollar for dollar from a minimum of $25 up to an aggregate maximum of $1,500 per year. Employees or consultants of Piper Jaffray who also serve as directors receive compensation for their service as employees or consultants, but they do not receive any additional compensation for their service as directors.

Mr. Frazier did not receive any non-employee director compensation in connection with his appointment to the Board on February 26, 2016, and, other than compensation that he receives under his consulting agreement with Piper Jaffray & Co., he will not receive any additional compensation for his service as a director until the Board determines otherwise.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2015.

Non-Employee Director Compensation for 2015

	Fees Earned or Paid in Cash
Director	Annual Retainer ($)		Additional Retainer and Meeting Fees ($)		Stock Awards(1)(2) ($)		All Other Compensation(3) ($)	Total ($)
William R. Fitzgerald	60,037	(4)	10,037	(4)	70,039	(4)	1,500	131,113
B. Kristine Johnson	60,000		35,000		70,039		2,412	165,951
Addison L. Piper	60,000		13,000		70,039		1,500	143,039
Lisa K. Polsky	60,000		25,000		70,039		—	155,039
Philip E. Soran	60,000		15,000		70,039		2,441	145,980
Scott C. Taylor	60,000		15,000		70,039		3,496	147,035
Michele Volpi	60,000		15,000		70,039		—	145,039

(1)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
The aggregate number of outstanding option awards granted to our non-employee directors as of December 31, 2015 is set forth in the table below. These option award values are based on the difference between the per share exercise price of the in-the-money stock options and $40.40, closing sale price of our common stock on the New York Stock Exchange on December 31, 2015.

Director	Option Awards (#)	Year-End Value of Option Awards ($)
William R. Fitzgerald	—	—
B. Kristine Johnson	1,962	—
Addison L. Piper	—	—
Lisa K. Polsky	—	—
Philip E. Soran	—	—
Scott C. Taylor	—	—
Michele Volpi	—	—
(3)
Consists of charitable matching contributions made by Piper Jaffray in the amount of $1,500. The amounts for Ms. Johnson, and Messrs. Soran and Taylor also include the cost of airfare for their respective spouses to an off-site directors' retreat we held during 2015.

(4)
These amounts were deferred pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Summary of 2015 Financial Performance

We achieved record net revenues and strong operating results overall in 2015. The strength of our results, led primarily by our advisory services (i.e., mergers and acquisitions) and public finance businesses, demonstrates the considerable strategic progress that we have made over the past few years through a focus on internal development, selective hiring, cost discipline, increased productivity, market share gains, and investments in our higher margin businesses. We generated earnings per share of $3.34 during the year, which was down from 2014 due to more challenging market conditions for our asset management business, lackluster conditions for our brokerage businesses, and higher non-compensation expenses due to a legal settlement.

Highlights of 2015 Financial Performance

Our 2015 results reflect continued strong performance against our long-term strategy started in 2012 that focuses on investing in our higher margin businesses of mergers and acquisitions, public finance, and asset management, increasing our operating discipline, and executing on opportunistic strategic acquisitions and investments. The table below highlights critical aspects of our 2015 financial performance:

	2015	2014	% Change
Closing Stock Price(1)	$40.40	$58.09	(30.5)%
Net Revenues	$672.9M	$648.1M	3.8%
Earnings Per Share	$3.34	$3.87	(13.7)%
Net Income	$52.1M	$63.2M	(17.6)%
Capital Markets Net Revenues	$609.3M	$567.8M	7.3%
Asset Management Net Revenues	$63.6M	$80.3M	(20.9)%

(1)
As of last trading day of period.
  •
  Our 2015 net revenues of $672.9 million were a record for our company, and are more than 46% greater than our net revenues in 2011, the year before we began our current strategic focus on internal development, selective hiring, cost discipline, and investments in our higher margin businesses.

  •
  Advisory services revenues were $209.2 million in 2015, setting a record for a second consecutive year.

  •
  Our public financing group was ranked 2nd nationally in 2015 for number of municipal negotiated issuances.

  •
  Our equity financing revenues exceeded $100 million.

Importantly, we took several steps in 2015 to drive additional growth and earnings in the coming years. These steps include the expansion of our investment banking and equities sales and trading and research coverage into the energy sector with our acquisition of Simmons & Company International

("Simmons"), and into the financial institutions sector with our acquisition of River Branch Holdings LLC ("River Branch"). Prior to these acquisitions, our investment banking and equity sales and trading and research businesses did not participate in either the energy or the financial institutions sector, which represent a significant portion of the total available mergers and acquisitions and equity financing fee pools. We also added scale and new analytics capabilities in our fixed income business through our acquisition of BMO Capital Markets GKST Inc. ("GKST") during the year.

We believe that the decline in our stock price during the year reflected a decline in our earnings from the record level we achieved in 2014, as well as investor expectations of more challenged market conditions, including a decline in equity financing. We believe that the decline was not commensurate with our performance during the year, and our stock price has improved in the first quarter of this year following the release of our full year 2015 results. We are confident that the strategy upon which we embarked several years ago, which has focused on operating discipline, investment in higher margin businesses, and execution on opportunistic strategic acquisitions and investments such as our expansion into the financial institutions and energy sectors, will continue to drive strong returns for our shareholders in the coming years.

Named Executive Officers

Throughout this proxy statement, we refer to our chief executive officer, chief financial officer, and each of our three other most highly compensated executive officers for 2015, as the "named executive officers." In addition to our chief executive officer and chief financial officer, this group includes Chad R. Abraham and R. Scott LaRue, our global co-heads of investment banking and capital markets, and Christopher D. Crawshaw, our head of asset management.

Our Compensation Practices Demonstrate Sound Governance

Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:

	What we do:		What we do NOT do:
✓	Annual incentives directly tied to our adjusted pre-tax operating income;	X	Stand-alone change-in-control agreements;
✓	Long-term incentives directly tied to returns generated for our shareholders;	X	Employment agreements with our executives;
✓	Meaningful annual restricted compensation granted in lieu of—not in addition to—annual cash incentives;	X	Repricing of underwater stock options;
✓	Stock retention guidelines for executive officers and directors, supplemented with an anti-hedging policy;	X	Excessive perquisites; and
✓	"Double trigger" change-in control provision for all equity awards granted on or after May 8, 2013; and	X	Tax gross-ups, other than in the case of certain tax equalization or relocation expenses, consistent with firm-wide policies.
✓	A clawback policy to recover incentive compensation in certain circumstances.

Our Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders, while meeting the following core objectives:

Core Compensation Principles and Objectives

Principle	Objectives	How We Achieved These Objectives

	• Drive Profitability	Most of the total compensation paid to our named executive officers is based on our adjusted pre-tax operating income.
Pay for Performance	• Drive Shareholder Returns	Our executive officers are awarded a long-term incentive award in the form of performance share units ("PSUs"), which are earned only if our total shareholder return meets certain hurdles.
• Demonstrate Leadership

Our named executive officers' performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness, and internal talent development.

Sustain and Strengthen the	• Attract Talent

Because our business is highly competitive and relies on the talents and efforts of our employees, our compensation program is designed to be sufficiently competitive to allow us to attract the most talented people who are committed to the long-term success of our company.

Franchise	• Retain Talent	Our success drives the compensation realized by our executive officers, both in the form of increased incentive compensation paid and in appreciation of the company's stock price.

Align Risk and Reward	• Foster Balanced Risk Taking

We use a mix of compensation components—base salary, annual
incentives and long-term incentives—to create an environment that encourages increased profitability for the company without undue risk taking. We also have an incentive compensation recovery policy that allows the Compensation Committee to recover incentive
compensation under certain circumstances.

Align Employees with Shareholders	• Encourage Equity Ownership

We use equity ownership to directly align the interests
of our executive officers with those of our shareholders in creating long-term shareholder value. A significant portion of annual incentives are paid in restricted shares of our common stock, and each
executive officer is subject to our stock retention guidelines.

• Drive Shareholder Returns

Our long-term incentive award program grants PSUs which are
earned only if our total shareholder return, measured on an absolute and relative basis compared to our peer group over a 36-month performance period, meets certain hurdles.

How Compensation Decisions are Made

The Compensation Committee (referred to as the "Committee" in this Compensation Discussion and Analysis) is responsible for approving the compensation paid to our executive officers and ensuring it meets our compensation objectives. With respect to our chief executive officer, the Committee has sole responsibility for evaluating performance and determining his compensation. In doing so, the chairperson of the Committee solicits evaluation input from each member of the Board of Directors, and also leads a discussion of the full Board reporting on the results of the annual evaluation and reviewing the chief executive officer's self-evaluation.

At the beginning of each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the current year if there are changes and establishes performance goals under an annual incentive program, which has historically been our adjusted pre-tax operating income. Subject to limits on the compensation that may be paid under the annual incentive program (as described below under "Compensation Program and Payouts—Annual Incentive Compensation"), the Committee has full discretion to determine the amount of compensation to be paid to the executive officers.

  Involvement of Executive Officers

The work of the Committee is supported by our human capital department, our finance department, and our legal department. The chief human capital officer, chief financial officer, and general counsel, with input from the chief executive officer, prepare and present information and recommendations for review and consideration by the Committee, including:

  •
  The performance goals to be established under the annual incentive program, which has historically been our adjusted pre-tax operating income;

  •
  Financial information for the company and each business unit reviewed in connection with executive compensation decisions;

  •
  The firms to be included in the compensation peer group and financial and compensation data for those firms (including total shareholder return for those firms as compared to the company);

  •
  The performance evaluations and compensation recommendations for the executive officers;

  •
  Tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting total proposed compensation and potential compensation under various scenarios; and

  •
  The evaluation and compensation process to be followed by the Committee.

  Compensation Peer Group

The Committee and its independent compensation consultant annually identify a compensation peer group of firms with which we compete for executive talent. As a middle-market, full-service investment bank with material asset management operations, we believe there are few other companies that are directly comparable to Piper Jaffray. Our peer group includes companies primarily consisting of investment banks with revenues and market capitalizations similar to ours, while including representation of companies with asset management operations, which are an important portion of our business. Our peer group for 2015 was unchanged from 2014, other than to eliminate SWS Group, Inc. following its acquisition by a non-peer firm. Our 2015 peer group consisted of the following companies, each of whom we believe are direct competitors for talent in some aspect of our business:

2015 Peer Group
Cowen Group, Inc.	JMP Group LLC
Evercore Partners Inc.	Lazard Ltd.
FBR & Co.	Oppenheimer Holdings Inc.
Greenhill & Co.	Stifel Financial Corp.

We also use data from external market surveys reflecting a broad number of firms within our industry (including members of our peer group), and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The external market surveys that we used for 2015 were prepared by McLagan Partners and generally related to our industry and sub-sectors within our industry. We also used the surveys to gather market data outside of our industry in the corporate support area. This peer group and market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies and to confirm that any variances from market norms are justified in light of the specific circumstances of our named executive officers.

  Compensation Consultant

The Committee engaged Frederic W. Cook & Co., Inc. ("FWC") as its independent compensation consultant for 2015. The Committee considers advice and recommendations received from FWC in making executive compensation decisions. FWC does not provide services to us other than the advice it provides to the Committee and FWC has advised the Committee that the fees and direct expenses received from us during 2015 were less than 1% of FWC's consulting income for the period. FWC also has advised us that neither it nor, to its knowledge, any member of its consulting team serving the Committee owns any shares or other securities of Piper Jaffray. After considering the foregoing, as well as FWC's conflict of interest policies and procedures and the lack of known business and personal relationships between FWC, its team members serving the Committee and the members of the Committee and our executive officers, the Committee concluded that FWC's work for the Committee does not raise any conflict of interest concerns.

  Say-on-Pay

At our 2015 annual meeting of shareholders, our say-on-pay proposal received "for" votes that represented slightly more than 97% of the aggregate number of shares that voted "for" and "against" the proposal. The Committee considered the results of the vote to be an endorsement of the Committee's handling of executive compensation matters. In 2015, our executive compensation program retained all of the core elements of our 2014 program, which are described below under "—Compensation Program and Payouts."

Clawback Policy

Our Board of Directors has adopted a clawback policy that allows the Committee to recover incentive compensation from any current or former executive officer if that executive officer engages in intentional misconduct that caused or contributed to noncompliance with a financial reporting requirement under the federal securities laws which requires the company to file an accounting restatement with the Securities and Exchange Commission. If the Committee seeks to recover incentive compensation following an accounting restatement, the amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned based on the restated financial results as determined by the Committee. In addition, regardless of whether there is an accounting restatement, the Committee may recover incentive compensation from a current or former executive officer if that executive officer engages in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company's financial results as filed with the Securities and Exchange Commission. The incentive compensation recoverable in this circumstance will be based on the Committee's determination of the harm caused by the executive officer's conduct and the incentive compensation awarded to the officer with a vesting or performance period during which the conduct took place. Our clawback policy does not apply to equity-based compensation granted on or before May 8, 2013.

Compensation Program and Payouts

In 2015, our executive compensation program retained all of the core elements of our 2014 program, consisting primarily of three elements: base salary, annual incentive compensation, and long-term incentive compensation in the form of performance share units, or PSUs.

 Elements of the Compensation Program

Base Salary	+	Annual Incentive Compensation	+	PSUs	=	Annual Compensation
Market-competitive set amount		Pay for performance based on profitability		Vest only if certain TSR metrics achieved
Base Salary
Base salaries were unchanged in 2015. Salaries provide a market-competitive set amount of cash compensation for each executive that is not variable in nature and that recognizes the importance of key leadership and daily accountabilities of our senior leaders. We have not changed base salaries since 2010.
Annual Incentive Compensation
Our annual incentive program directly aligns our executive officers' annual incentive pay with our financial performance, which is measured in terms of our adjusted pre-tax operating income, a measure of our profitability. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders. The total annual incentive compensation paid to our named executive officers was down approximately 9.9% in 2015, reflecting a decrease in our adjusted pre-tax operating income. Annual incentive compensation is paid in a mix of cash and restricted compensation.
Long-Term Incentive Compensation (PSUs)
Our PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to our long-term stock performance. The grant date fair values of PSU awards made in 2015 was approximately flat as compared to 2014.

  2015 Named Executive Officer Compensation Overview

The table below shows the base salary, annual incentive compensation, and fair value of the long-term incentive PSU grants that were paid or awarded to each named executive officer in connection with the 2015 executive compensation program. Importantly, this supplemental table differs from the Summary Compensation Table appearing later in the proxy statement because it shows in the "Restricted Compensation" column the restricted shares of our common stock that were earned as part of the annual incentive compensation program for 2015 performance, but were granted in February 2016. In contrast, the Summary Compensation Table appearing later in the proxy statement (in accordance with SEC rules) shows for 2015 the restricted shares of our common stock that were granted in February 2015, meaning that they were earned as part of the annual incentive compensation program for 2014 performance, rather than the shares earned for 2015 performance and granted in February 2016.

Accordingly, the year-over-year changes in compensation in the Supplemental Compensation Table below reflect changes in amounts earned between 2015 and 2014 based on performance during that year. The table below also includes in the "Restricted Compensation" column the annual incentive compensation paid in the form of either restricted shares of our common stock or mutual fund restricted shares. Both the Supplemental Compensation Table below and the Summary Compensation Table appearing later in the proxy statement reflects the restricted mutual fund shares that were granted as part of the annual incentive compensation paid in the year in which the performance giving rise to that award, as well as the grant date fair value of the long-term incentive PSU grants made to our named executive officers in May of each of the years presented; importantly, PSUs only vest three years after the date of grant if certain TSR metrics are met. This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this proxy statement.

Supplemental Compensation Table

						Long-Term Incentives
			Annual Incentive Awards
							Total with Base Salary and PSUs ($)
Name	Year	Base Salary ($)	Cash Incentive(1) ($)	Restricted Compensation(2) ($)	Total Incentive ($)	PSU(3) ($)
Andrew S. Duff	2015	650,000	1,614,000	2,421,000	4,035,000	600,019	5,285,019
Chairman and	2014	650,000	1,944,800	2,917,200	4,862,000	600,020	6,112,020
Chief Executive Officer	2013	650,000	1,223,200	1,834,800	3,058,000	600,009	4,308,009
Debbra L. Schoneman	2015	500,000	685,000	685,000	1,370,000	300,010	2,170,010
Chief Financial Officer	2014	500,000	824,000	824,000	1,648,000	300,011	2,448,011
	2013	500,000	380,000	380,000	760,000	300,015	1,560,015
Chad R. Abraham	2015	425,000	2,241,250	1,833,750	4,075,000	200,006	4,700,006
Global Co-Head of	2014	425,000	2,241,250	1,833,750	4,075,000	200,007	4,700,007
Investment Banking and	2013	425,000	1,306,250	1,068,750	2,375,000	200,003	3,000,003
Capital Markets
Christopher D. Crawshaw	2015	550,000	753,500	616,500	1,370,000	200,006	2,120,006
Head of Asset Management
R. Scott LaRue	2015	425,000	2,241,250	1,833,750	4,075,000	200,006	4,700,006
Global Co-Head of	2014	425,000	2,241,250	1,833,750	4,075,000	200,007	4,700,007
Investment Banking and	2013	425,000	1,306,250	1,068,750	2,375,000	200,003	3,000,003
Capital Markets

(1)
Amounts reflect the cash compensation portion of amounts paid under the 2015 annual incentive compensation program.

(2)
Amounts reflect the grant date fair value of the restricted shares of our common stock and mutual fund restricted shares granted in February 2016 as the restricted compensation portion of amounts paid under the 2015 annual incentive compensation program.

(3)
Amounts reflect the grant date fair value of the long-term incentive PSU awards made in May.

  2015 Annual Incentive Compensation

Our annual incentive program is intended to directly align annual incentive pay with our financial performance, which is measured in terms of our adjusted pre-tax operating income, a measure of our profitability. Due to this design, the annual incentive compensation earned by our executive officers will vary depending on the company's financial performance. At the outset of each year, the Committee grants performance-based awards that are earned based on our adjusted pre-tax operating income. Consistent with prior years, each award granted to our executive officers for 2015 was for an amount equal to 10% of our 2015 adjusted pre-tax operating income, subject to an aggregate limitation of 25% for the group as a whole. The Committee retains sole discretion to reduce the aggregate accrual rate as well as the amount allocated to each named executive officer, and historically the Committee has exercised this negative discretion.

2015 Annual Incentive Compensation Overview

  •
  Annual incentives are directly tied to our adjusted pre-tax operating income. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders.

Adjusted Pre-Tax Operating Income in 2015	Named Executive Officers' Annual Incentives in 2015

  •
  Our named executive officers' annual incentive compensation either decreased or remained flat in 2015 as compared to 2014, reflecting the decrease in our adjusted pre-tax operating income during the year:

  •
  Our CEO, Mr. Duff's annual incentive compensation decreased 17%.
  •
  Our CFO, Ms. Schoneman's annual incentive compensation decreased 17%.
  •
  Our global co-heads of investment banking and capital markets, Messrs. Abraham and LaRue's annual incentive compensation remained flat, reflecting another very strong year in equities investment banking.
  •
  Our head of asset management, Mr. Crawshaw's annual incentive compensation decreased 28%.

  •
  Between 45% and 60% of our named executive officers' annual incentive compensation is paid in the form of restricted compensation:

  •
  Of this restricted compensation, between 50% and 100% is received in restricted shares of our common stock.
  •
  Up to 50% of this restricted compensation may be received in restricted shares of mutual funds, most of which are managed by our asset management business.
  •
  All restricted compensation vests ratably over three years from the date of grant.

    Calculation of Adjusted Pre-Tax Operating Income

Adjusted pre-tax operating income for purposes of our annual incentive plan equals our total revenues less our total expenses before income taxes, adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income, or gains that are unusual in nature or infrequent in occurrence. The adjustments to eliminate certain expenses and losses that are unusual or infrequent in nature are established at the beginning of each year prior to granting the qualified performance-based awards, and the exclusion of these items from pre-tax operating income more accurately reflects our operating performance for a given year. For 2015, adjustments included the elimination of: net income attributable to noncontrolling interests; amounts expensed during the year under our annual incentive program for participating executive officers; amortization expense for cash and equity awards granted in connection with acquisitions; restructuring and integration costs; and amounts expensed during the year in connection with the PSUs granted to participating executive officers.

In applying the formula described above, our adjusted pre-tax operating income for 2015 was $117.3 million, which represented an 8.2% decrease from the corresponding figure from 2014. The adjusted pre-tax operating income for 2015 of $117.3 million resulted in a maximum amount payable to each award recipient of $11.7 million, subject to a maximum aggregate payout of $29.3 million for the group as a whole. Consistent with prior years, the Committee paid less than the maximum amount payable for 2015, paying an aggregate of $20.1 million, or 17.1% of our adjusted pre-tax operating income for 2015. The table below sets forth a calculation of our adjusted pre-tax operating income for 2015 (in thousands):

Operating income before taxes	$86,423
Removal of net income applicable to noncontrolling interests	($6,407)
Expense under our annual incentive program	$20,035
Amortization expense for equity awards (including in the MFRS plan) granted in connection with acquisitions	$3,280
Amortization expense for cash awards granted in connection with acquisitions	$894
Restructuring and integration costs	$10,652
Expense for PSU grants	$2,451

Adjusted pre-tax operating income	$117,329

    Relationship between Performance and Annual Incentive Pay

The design of our annual incentive program is intended to directly align pay with performance, which we measure in terms of our adjusted pre-tax operating income. Due to this design, the annual incentive compensation earned by our executive officers will vary depending on the company's adjusted pre-tax operating income. The total annual incentives received by our named executive officers for our 2015 performance decreased 9.9%, while our adjusted pre-tax operating income decreased 8.2%, each as compared to the corresponding figure from 2014. The following chart highlights how the annual incentive compensation paid to our CEO over the past three years has been aligned with our performance in terms of our adjusted pre-tax operating income:

Adjusted Pre-Tax Operating Income History	CEO Annual Incentive Compensation History(1)
(dollar amounts below are in thousands)

    (1)
    Amounts shown correspond to the figures provided in the Supplemental Compensation Table above.

    Compensation Determinations and Relevant Factors

After the Committee reviewed our adjusted pre-tax operating income and followed the processes and considered the factors described above under "—Setting Compensation," the following were the material factors that influenced 2015 annual incentive compensation at an individual level for the named executive officers:

  •
  Andrew S. Duff, chairman and chief executive officer.  Mr. Duff's 2015 annual incentive compensation was down approximately 17% from 2014, reflecting the 8.2% decrease in our adjusted pre-tax operating income and 17% decrease in net income from 2014. Although down year-over-year, Mr. Duff's annual incentive compensation was positively influenced by our strong operating results, including record net revenues of $672.9 million, net income of $52.1 million, record advisory services (i.e., mergers and acquisitions) revenues of $209.2 million, and equity financing revenues exceeding $100 million for the second consecutive year. We view our strong annual operating performance in 2015, and our execution against our strategic growth strategy during the year with the expansion of our investment banking business into the energy and financial institutions sectors to be a result of his leadership and strategic direction. With the acquisitions of Simmons, River Branch, and GKST we have continued our path of investing in higher margin businesses, managing our costs, and improving productivity and performance. As a result of Mr. Duff's leadership, in 2015 we were positioned to take advantage of accommodative market conditions for our advisory services and public finance businesses, and pursue strategic opportunities that we believe will provide a significant foundation for further growth in future years.

  •
  Debbra L. Schoneman, chief financial officer.  Ms. Schoneman's annual incentive compensation was down approximately 17% from 2014, reflecting the decrease in our adjusted pre-tax operating income in 2015. Although down year-over-year, Ms. Schoneman's annual incentive compensation was positively influenced by her leading role in our strong operating performance in 2015 and execution on our 2015 strategic and financial plan. The Company also benefited from her leadership and her team's performance in the strategic acquisitions of Simmons, River Branch, and GKST that we undertook during the year, her leadership of capital and risk management initiatives, the quality of our financial reporting, and her contributions to our overall financial strength and performance in 2015. These contributions also aided our continued execution on our strategic initiatives of investing in higher margin businesses, managing costs, and optimizing our capital allocation and deployment.

  •
  Chad R. Abraham and R. Scott LaRue, global co-heads of investment banking and capital markets.  Messrs. Abraham's and LaRue's annual incentive compensation remained flat compared to 2014, which reflects the strong performance of our mergers and acquisitions and capital markets businesses in both 2014 and 2015. For the second consecutive year, we achieved record advisory services revenues, including $209.2 million in 2015, which is a result of their execution on our strategic efforts over the past few years through investments in our advisory services business and their development, retention, and hiring of senior bankers. In addition, our capital markets business achieved equity financing revenues exceeding $100 million for the second consecutive year despite more challenging market conditions in the second half of 2015. The company also benefitted from the leadership of Messrs. Abraham and LaRue with respect to several strategic initiatives during 2015 that we believe will significantly contribute to our future growth. This includes the expansion of our investment banking business into the energy and financial institutions sectors through our acquisitions of Simmons and River Branch.

  •
  Christopher D. Crawshaw, head of asset management.  Mr. Crawshaw's annual incentive compensation was down approximately 28% from 2014, reflecting the 28% decrease in our asset management segment pre-tax operating income from 2014, exclusive of losses on firm investments in our asset management funds. The decline in our asset management results in 2015 was due to challenging market conditions that resulted in asset depreciation, especially in our products impacted by the downturn that the energy sector experienced during the year. Mr. Crawshaw's annual incentive compensation was significantly influenced by his leadership of our asset management segment through challenging market conditions and strategic steps he implemented to position the business for future growth.

Based on the information described above, the Committee evaluated the performance of the chief executive officer and determined his annual incentive compensation. The Committee then assessed relative levels of responsibility and contribution during the year for each of the other named executive officers, and approved 2015 annual incentive compensation.

    Equity Awards

Consistent with our philosophy regarding executive stock ownership, the annual incentive compensation for the named executive officers was paid out in a combination of cash and equity. The equity portion of our annual incentive awards, or "restricted compensation," takes the form of restricted shares of our common stock, subject to the named executive officers' ability to elect to allocate 10 to 50% (or 75% in the case of our head of asset management) of the amount that they would have received in restricted stock in mutual fund restricted shares pursuant to the MFRS Plan. We believe restricted stock awards, as compared to other forms of equity compensation such as stock options, best align the interests of our executive officers with those of shareholders by ensuring that the same fluctuations in our stock that affect our shareholders also directly affect the value of the awards granted to the executive officers.

The number of shares of restricted stock granted to each officer was determined by dividing the total dollar value designated to be paid out to the officer in restricted stock by the closing price of our common stock on February 16, 2016, adjusted for each named executive officer's election to participate in the MFRS Plan. The restricted stock granted to the named executive officers vests in three equal annual installments.

    Mutual Fund Restricted Share Plan

The Mutual Fund Restricted Share Plan, or MFRS Plan, allows recipients of restricted stock of the company to instead elect to receive a portion of the equity portion of their annual incentive compensation in the form of restricted shares of selected investment funds, three of which are mutual funds managed by our asset management business. In 2015, each named executive officer was permitted to receive 10% to 50% of their restricted compensation in investment fund restricted shares, except that our head of asset management was permitted to receive up to 75% of his restricted compensation in investment fund restricted shares. The mutual fund restricted shares have the same restrictions that would apply to restricted shares of our common stock and vest ratably over three years. We adopted the MFRS Plan to provide our executives an opportunity to diversify the restricted compensation they receive, and believe the plan will help us attract and retain top talent. Historically, the MFRS Plan has included only investment funds managed by our asset management business, but the Committee approved the addition of two non-affiliated funds in 2016 in order to increase the ability of participants to diversify the portion of their restricted compensation in the MFRS Plan, while still providing our employees the opportunity to invest alongside the clients of our asset management business.

  Long-Term Incentive Compensation

In May 2015, the Committee awarded the named executive officers a long-term incentive award in the form of PSUs for the fourth consecutive year. The PSUs granted in 2015 will be earned based on our total shareholder return measured over a 36-month performance period that began on May 15, 2015 and ends on May 14, 2018. Half of the awards will be earned based on our total shareholder return (or "TSR") compared to our peer group and the other half of the awards will be earned based on our absolute TSR.

2015 PSU Award Overview

  •
  PSUs are intended to drive long-term shareholder returns, and vest only if certain (1) absolute TSR, and (2) relative TSR metrics are met.

  •
  Of the PSUs granted in 2012, 94.3% of the PSUs vested in 2015 based on 110.9% absolute TSR and a 69.3% TSR percentile ranking among our peer group.

Piper Jaffray Relative TSR	Piper Jaffray Absolute TSR

The outstanding PSUs awards made in May 2013 and May 2014 use substantially the same peer group as described above under "—Setting Compensation—Compensation Peer Group." Beginning with the May 2015 grant, the PSU awards use the companies comprising the KBW Capital Markets Index as of the date of grant as the peer group for the relative TSR performance measure.

TSR for purposes of the awards is calculated based on the average closing price during the trailing 60 calendar days as of the beginning and the end of the performance period, and takes into account dividends paid during the performance period. The PSUs do not provide the recipient any rights as a shareholder. As a result, the awards do not include the right to vote or receive dividends on any shares subject to the PSUs.

The PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to our stock performance. The Committee decided to measure performance both on a relative basis compared to the peer group as well as on an absolute basis to balance the desire to reward relatively superior performance, while recognizing the difficulty of constructing a peer group of comparable middle-market investment banks with material asset management operations and seeking to reward the named executive officers for creating overall shareholder value.

The 36-month performance period is designed to provide management an incentive to focus on our strategic direction and long-term value creation. The Committee established the TSR measurements for earning the PSUs with the intent that the PSUs would only reward recipients for strong long-term performance, with the full number of PSUs being earned only if we significantly outperform our peer group and satisfy certain thresholds of absolute TSR. In connection with 2015's grant, in light of the change to the KBW Capital Markets Index as the peer group for the relative TSR vesting performance for the awards, the Committee lowered the relative performance threshold at which some portion of the PSU's vest from the 50th percentile to the 30th percentile, and lowered the threshold to receive the vesting of the full portion related to relative TSR from the 75th percentile to the 70th percentile. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive's award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of $21.83 for each PSU granted in 2015 was determined using a Monte Carlo simulation, which assumed a risk-free interest rate of 0.90 percent and expected stock price volatility of 29.8 percent. Because a portion of the award vesting depends on our TSR relative to a peer group, the valuation modeled the performance of the peer group as well as the correlation between our company and the peer group. The expected stock price volatility assumptions were determined using historical volatility as correlation coefficients can only be developed through historical volatility. The risk-free interest rate was determined based on three-year U.S. Treasury bond yields. The value of the PSUs awarded was $600,019 in the case of Mr. Duff, $300,010 in the case of Ms. Schoneman, and $200,006 for the other named executive officers.

  Pay Mix

As illustrated below, the pay mix for all 2015 elements of compensation received by our chief executive officer and by our other named executive officers, as disclosed in the Supplemental Compensation Table above (including the value of the PSU awards granted during the year) was significantly weighted toward performance-based compensation:

2015 OTHER NAMED
EXECUTIVE
2015 CEO	OFFICERS
PAY MIX	PAY MIX

We believe the mix of base salary relative to performance-based compensation in the form of annual incentives and PSUs illustrated above appropriately balances our goal of aligning pay for performance without encouraging undue risk taking that can arise from compensation excessively weighted toward performance-based elements. We also believe the relative mix of base salary and performance-based compensation is generally in line with the mix paid by our peer group to similarly situated executive officers. The Committee annually reviews our executive compensation process to determine the allocation of our executive compensation between cash and equity.

Each executive officer receives a significant portion of their performance-based compensation in the form of restricted compensation. This restricted compensation includes both restricted shares of our common stock as well as restricted shares of selected investment funds to the extent the executive officer chooses to participate in the MFRS Plan, which in 2016 was capped at a maximum of 50% of restricted compensation for our named executive officers, with the exception of our head of asset management who was permitted to elect to receive up to 75% of his restricted compensation in the MFRS Plan. With respect to the 2015 annual incentive awards, the portion payable to the named executive officers in restricted compensation was 60% for our chief executive officer, 50% for our chief financial officer, and 45% for each of our co-heads of investment banking and capital markets and head of asset management. This mix of forms of annual incentive compensation was consistent with our practice for 2014.

Our chief executive officer receives a relatively greater portion of his performance-based and overall compensation in the form of restricted compensation due to his greater ability to influence our financial performance as well as to most closely align his interests with those of our shareholders through equity ownership. For the other named executive officers, the mix of cash compensation versus restricted compensation, which includes both restricted stock as well as restricted shares of selected investment funds to the extent the executive officer chooses to participate in the MFRS Plan, is designed to provide an appropriate and competitive amount of incentives for positive performance, while leaving a sufficient level of compensation tied to our stock price to retain executives and encourage them to focus on long-term value creation. The balance of these interests is determined by the Committee in its discretion, considering factors including reference to pay practices at our peer group.

  Other Compensation

Our executives receive only limited perquisites. Executive officers receive limited additional compensation in the form of reimbursement of dues for club memberships used for business purposes and certain insurance premiums. The cost of these perquisites is included in the "All Other Compensation" column of the Summary Compensation Table.

We also maintain an international assignment policy that provides benefits for employees working on non-permanent assignments outside their home countries. Under the policy, we assume responsibility for any additional U.S. or foreign taxes that employees incur as a direct result of international assignments, and the employees are responsible for the amount of taxes they would have incurred had they continued to live and work exclusively in the United States. We maintain this policy to encourage employees to accept international assignments that our management believes are in the best interests of our company by mitigating potentially adverse tax consequences that otherwise could result from accepting such assignments. All employees are eligible to participate in our international assignment policy. In 2015, we made certain tax equalization payments on behalf of and to Mr. LaRue as a result of a prior assignment in Hong Kong, as well as other payments on behalf of Mr. LaRue for tax consulting and preparation services during the year.

Some of our executive officers also receive payments from time to time related to historical deferred compensation programs, typically structured as investments made by the company on behalf of certain employees. Certain key employees were eligible to participate in these programs, under which participants were granted one or more deferred awards that were deemed invested in certain measuring investments. No new awards have been granted under these programs since 2000, and participation in these programs is frozen. Following a liquidity event for a particular investment, the participant receives a benefit payment based on the deemed return to the participant and payment of the portion of the participant's account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity event has occurred with respect to each measuring investment. Messrs. Abraham and LaRue received the payouts set forth in the Summary Compensation Table in 2015 in connection with their participation in these programs.

Prior to becoming our head of asset management, Mr. Crawshaw participated in a long-term incentive compensation program established for certain key employees of our asset management business. Mr. Crawshaw is no longer eligible to receive new awards under this program, but he does receive payments relating to awards previously made. In 2015, Mr. Crawshaw received the payout set forth in the Summary Compensation Table in connection with his participation in this program.

  Termination and Change-in-Control Arrangements

We do not have any separate change-in-control agreements (often referred to as "golden parachute" arrangements) that would pay a certain multiple of an executive's compensation (e.g., base salary) upon a change-in-control of the company. In certain instances, award agreements and plans may include provisions regarding the payment of compensation in the event of a termination of employment or a change-in-control of our company, as follows:

  •
  Following a change-in-control, all outstanding restricted stock and mutual fund restricted shares that were granted before May 8, 2013 will vest and all restrictions on the restricted stock and mutual fund restricted shares will lapse. All awards granted under the Incentive Plan on or after May 8, 2013, contain a "double trigger" provision that provides that awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient's employment is terminated involuntarily (other than for "cause") within 24 months of the change-in-control.

  •
  If a change-in-control occurs during the performance period for the PSUs, then each PSU will be converted into a share of restricted stock with time-based vesting, and, if the executive's employment with us or one of our affiliates is terminated after the change-in-control and prior to the end of the performance period by us or one of our affiliates without cause, by the executive for good reason, or in connection with the executive's death, disability or retirement, then all restrictions on such shares of restricted stock will lapse upon such termination.

  •
  Under the Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

  •
  Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

  •
  Our annual performance awards, including the annual qualified performance-based awards under the annual incentive program, will be considered to be earned and payable in full upon a change-in-control, and the awards will be settled in cash or shares, as determined by the Committee, as promptly as practicable. Because annual incentive award payouts are based on adjusted pre-tax operating income, which varies from year to year, and because the Committee historically has needed to reduce the size of some awards to comply with the limits on the aggregate amount of incentive compensation that may be paid under the annual incentive program, the specific amounts that would be payable in the event of a change-in-control are indeterminable.

Compensation Policies

  Executive Stock Ownership and Prohibition on Hedging

We have adopted stock retention guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management's interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Our stock retention guidelines provide that our executives should retain at least 50% of the equity awarded to them as executive officers through our Incentive Plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The guidelines apply upon becoming an executive officer and remain in effect while the individual serves as an executive officer. Furthermore, all of our executive officers, including our named executive officers, are prohibited from hedging any shares of Piper Jaffray Companies common stock, even shares they can freely sell.

  Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our chief executive officer to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.

  Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1 million paid to our named executive officers who served as executive officers at the end of the preceding fiscal year. Our policy is to maximize the tax deductibility of compensation paid to these officers when it is consistent with our compensation philosophy. The Incentive Plan and the awards we grant thereunder, including our annual incentive awards, are generally designed and administered to qualify compensation as "performance-based" to ensure that the tax deduction is available to the company. From time to time the Committee may authorize payments to the named executive officers that may not be deductible, if they believe such payments are in the interests of shareholders to satisfy our primary objective of attracting and retaining top talent.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the company's 2015 year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Jaffray Companies
Michele Volpi, Chairperson
William R. Fitzgerald
Scott C. Taylor

Summary Compensation Table

The following table contains compensation information for our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Andrew S. Duff	2015	650,000	2,058,662	2,098,200	194,599	5,001,461
Chairman and	2014	650,000	1,700,913	3,403,400	312,136	6,066,449
CEO	2013	650,000	1,444,528	1,957,120	99,858	4,151,506
Debbra L. Schoneman	2015	500,000	712,029	1,027,500	59,724	2,299,253
Chief Financial Officer	2014	500,000	490,020	1,236,000	34,028	2,260,048
	2013	500,000	498,052	570,000	17,381	1,585,433
Chad R. Abraham	2015	425,000	1,116,936	3,158,125	192,473	4,892,534
Global Co-Head of	2014	425,000	948,165	3,158,125	340,003	4,871,293
Investment Banking	2013	425,000	520,660	1,626,875	131,182	2,703,717
and Capital Markets
Christopher D. Crawshaw	2015	550,000	630,481	1,061,750	280,997	2,523,228
Head of Asset Management(4)
R. Scott LaRue	2015	425,000	1,116,936	3,158,125	270,341	4,970,402
Global Co-Head of Investment	2014	425,000	734,406	3,158,125	238,942	4,556,473
Banking and Capital Markets	2013	425,000	531,897	1,840,625	343,787	3,141,309

(1)
The entries in the "Stock Awards" column reflect the aggregate grant date value of the restricted stock awards and PSUs granted during the year computed in accordance with FASB ASC Topic 718. SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year's performance, as is the case for salary and non-equity incentive plan amounts. See Note 22 to our consolidated financial statements for the year ended December 31, 2015 for the assumptions used in the valuation of the awards granted during 2015 in accordance with FASB ASC Topic 718.

(2)
The amounts in this column include for the applicable year (1) the cash compensation earned under our annual incentive program and (2) the portion of the annual incentive plan earned during the year and paid in investment fund restricted shares under our MFRS plan rather than restricted shares of common stock. The named executive officers elected to have the following amounts earned in 2015 paid to them in the form mutual fund restricted shares: Mr. Duff: $484,200; Ms. Schoneman: $342,500; Mr. Abraham: $916,875; Mr. Crawshaw: $308,250; and Mr. LaRue: $916,875. The mutual fund restricted shares vest in three equal annual installments.

(3)
All other compensation for 2015 consists of the following:

Form of All Other Compensation ($)	Andrew S. Duff	Debbra L. Schoneman	Chad R. Abraham	Christopher D. Crawshaw	R. Scott LaRue
Club membership dues	4,494	—	—	5,343	—
401(k) matching contributions	7,110	7,110	7,110	7,110	7,110
Life and long-term disability insurance premiums	1,212	708	708	708	1,212
Dividends from Mutual Fund Restricted Share Program	181,083	50,164	122,655	48,777	149,367
Employer Health Savings Account Contribution	700	950	950	950	950
Other	—	792	61,050	217,149	111,701

  The "Other" amounts identified in the table above reflect (i) the cost of airfare for Ms. Schoneman's spouse to attend a company retreat held during 2015; (ii) a payment of $51,515 to Mr. Abraham from his proportionate share of a venture capital fund carried interest held by the company as part of a compensation program implemented prior to our spin-off from U.S. Bancorp on December 31, 2003; (iii) a payment of $9,535 to Mr. Abraham and $2,711 to Mr. LaRue related to a legacy deferred compensation program adopted prior to our spin-off from U.S. Bancorp, and described above in "Compensation Discussion and Analysis—Compensation Program and Payouts—Other Compensation"; (iv) a payment of $217,149 to Mr. Crawshaw from his participation in an incentive plan for our asset management employees prior to the time he became an executive officer, and described above in "Compensation Discussion and Analysis—Compensation Program and Payouts—Other Compensation"; and (v) a $108,990 benefit to Mr. LaRue, of which $31,040 was related to tax equalization payments made by us related to his international assignment to Hong Kong in prior years for work on our behalf, and $77,950 was related to additional tax consulting and preparation services we provided on Mr. LaRue's behalf during the year.

(4)
Mr. Crawshaw was not a named executive officer for 2013 or 2014. Accordingly, the table above includes the compensation of Mr. Crawshaw only for the year in which he was one of our named executive officers.

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2015.

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Incentive Plan Awards Maximum ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Andrew S. Duff	5/15/2015	5/13/2015	—	27,486	—	600,019
	2/17/2015	2/3/2015	11,732,924	—	26,396	1,458,643
Debbra L. Schoneman	5/15/2015	5/13/2015	—	13,743	—	300,010
	2/17/2015	2/3/2015	11,732,924	—	7,456	412,019
Chad R. Abraham	5/15/2015	5/13/2015	—	9,162	—	200,006
	2/17/2015	2/3/2015	11,732,924	—	16,593	916,930
Christopher D. Crawshaw	5/15/2015	5/13/2015	—	9,162	—	200,006
	2/17/2015	2/3/2015	11,732,924	—	7,790	430,476
R. Scott LaRue	5/15/2015	5/13/2015	—	9,162	—	200,006
	2/17/2015	2/3/2015	11,732,924	—	16,593	916,930

(1)
The amounts in this column reflect an estimate of the maximum combined value of the cash and restricted compensation that would have been payable to the named executive officers under qualified performance-based awards granted to the named executive officers for 2015 performance under the annual incentive program, calculated using our actual 2015 performance. Because the potential amounts payable under the qualified performance-based awards are stated in the annual incentive program as a percentage of adjusted pre-tax operating income that can only be decreased, and not increased, from that maximum level, and because actual amounts paid below this maximum level are within the full discretion of the Committee, there are no identifiable threshold or target amounts under the awards, and the maximum amounts actually payable to the named executive officers pursuant to the awards for 2015 performance were indeterminable at the time the awards were granted.

(2)
The amounts in this column reflect the number of PSUs granted to the named executive officers in May 2015, which will be earned and vest based on our total shareholder return measured on an absolute and relative basis compared to our peer group over a 36-month performance period. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive's award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of $21.83 for each PSU granted in 2015 was determined using a Monte Carlo simulation, which assumed a risk-free interest rate of 0.90 percent and expected stock price volatility of 29.8 percent. The number of PSUs reflected in the table above represents the maximum number of shares that may be issued pursuant to the PSU awards. The PSUs do not provide any voting rights or rights to receive dividends until the PSUs are earned and vested. For a more complete description of the PSUs, see "Compensation Discussion and Analysis—Long-Term Incentive Compensation."

(3)
The amounts in this column reflect equity compensation paid to the named executive officers in 2015 pursuant to annual qualified performance-based awards granted to these officers in 2014 under our annual incentive program. The shares of restricted stock were granted to these officers on February 17, 2015 following the Compensation Committee's certification of the attainment of 2014 annual financial performance goals established by the Committee under the annual incentive program. All of the restricted stock was granted under the Incentive Plan and will vest in three equal installments on February 17 of each of 2016, 2017 and 2018, assuming the award recipient complies with the terms and conditions of the applicable award agreement. The restricted stock awards are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Jaffray, or solicits employees, customers or clients of Piper Jaffray, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Jaffray restricted stock they hold and to receive dividends (if any) on the restricted stock at the same rate paid to our other shareholders. The number of shares of restricted stock awarded to each named executive officer for the 2014 qualified performance-based awards was determined by dividing specified dollar amounts representing a percentage of the individual's total annual incentive compensation for 2014 by $55.26, the closing price of our common stock on the February 17, 2015 grant date.

(4)
The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period under FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Andrew S. Duff	6,098	—	47.85	2/21/2016	51,555	2,082,822	81,249	3,282,460
	9,641	—	70.13	2/15/2017	—	—
	32,149	—	41.09	2/15/2018	—	—
Debbra L. Schoneman	—	—	—	—	12,225	493,890	40,625	1,641,250
Chad R. Abraham	—	—	—	—	31,632	1,277,933	27,083	1,094,154
Christopher D. Crawshaw	—	—	—	—	7,790	314,716	17,702	715,161
R. Scott LaRue	—	—	—	—	28,172	1,138,149	27,083	1,094,154

(1)
The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

Vesting Date	Andrew S. Duff	Debbra L. Schoneman	Chad R. Abraham	Christopher D. Crawshaw	R. Scott LaRue
February 15, 2016	6,865	1,611	2,607	—	2,699
February 17, 2016	8,798	2,485	5,531	2,596	5,531
February 18, 2016	9,147	1,579	6,216	—	4,440
February 17, 2017	8,799	2,485	5,531	2,597	5,531
February 18, 2017	9,147	1,579	6,216	—	4,440
February 17, 2018	8,799	2,486	5,531	2,597	5,531
(2)
The values in this column are based on the $40.40 closing sale price of our common stock on the New York Stock Exchange on December 31, 2015.

(3)
The numbers in this column reflect the number of PSUs awarded in May of 2013, 2014, and 2015 that will vest on May 14 of 2016, 2017, and 2018, respectively, to the extent earned in accordance with the total shareholder return requirements established for the three-year performance period.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock options exercised and restricted stock awards vested during the year ended December 31, 2015.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew S. Duff	—	—	52,203	2,632,069
Debbra L. Schoneman	—	—	19,183	924,956
Chad R. Abraham	—	—	24,384	1,223,529
Christopher D. Crawshaw	—	—	—	—
R. Scott LaRue	—	—	24,758	1,242,635

(1)
The value realized upon exercise of the stock options reflects the difference between the market price of Piper Jaffray Companies common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)
The value realized upon vesting of the stock awards is based on the $54.56 and $55.26 closing sale price of our common stock on February 17 and 18, 2015, the two dates on which restricted stock awards granted in previous years vested. In addition, 94.3% of the PSUs that were granted to our executive officers in May 2012 vested following the certification by our Compensation Committee that certain total shareholder return metrics were met, and each PSU that vested was settled in a share of our common stock. The value realized upon settlement of the PSUs is based on the $47.41 closing sale price of our common stock on June 1, 2015.

Non-Qualified Deferred Compensation Plans

In June 2013, we adopted the Piper Jaffray Companies Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended to be an "unfunded" plan, and, subject to the terms and conditions set forth in the Deferred Compensation Plan, each eligible participant may elect to defer a maximum of 50% of their salary or 90% of the cash award they receive under the annual incentive program. Deferrals under the Deferred Compensation Plan are fully vested at all times, and are credited to a deferral account maintained for each participant. Each participant has the opportunity to select from notional investment options determined by the plan administrator, and the amounts credited to their deferral accounts are adjusted periodically to reflect earnings and losses calculated based on the market return of the notional investment options selected by the participant. The notional investment options available under the Deferred Compensation Plan are similar to those offered under the company's 401(k) plan, except that the the self-directed brokerage feature is not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant's retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of between two and ten years, however, payment will be made in a lump sum upon the termination of a participant's employment for any reason other than retirement.

The following table summarizes information with respect to the participation of the named executive officers in the Piper Jaffray Companies Deferred Compensation Plan for the year ended December 31, 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Andrew S. Duff	—	—	—
Debbra L. Schoneman	$468,000	($60,937)	$575,606
Chad R. Abraham	$745,625	($26,836)	$1,289,192
Christopher D. Crawshaw	—	—	—
R. Scott LaRue	$1,793,000	($228,643)	$2,673,878

(1)
The amounts reported in this column are reported as "Non-Equity Incentive Compensation" for 2014 in the Summary Compensation Table above to the extent that the named executive officer's 2014 compensation was required to be disclosed.

(2)
The amounts reported in this column were not reported in the Summary Compensation Table as part of each named executive officer's compensation for year the ended December 31, 2015 because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation.

(3)
The amounts reported in this column for each named executive officer include amounts deferred from non-equity annual incentive compensation earned in February 2015 for 2014 performance, and reflect the returns of each named executive officer on those amounts deferred based on the performance of their notional investment selections.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2015. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2015.

	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination	Involuntary Termination Within 24 Months Following a Change-in-Control	Voluntary Termination	Involuntary Termination Under Severance Plan	Other Involuntary Termination Not for Cause	Death or Disability	Involuntary Termination for Cause
Andrew S. Duff
Severance(1)	—	—	—	$325,000	—	—	—
Restricted Compensation(2)(3)	$277,346	$2,082,822	$2,082,822	$2,082,822	$2,082,822	$2,082,822	—
PSUs(4)	$3,282,460	$3,282,460	—	Indeterminable	—	Indeterminable	—
Annual Incentive Award(5)	Indeterminable	—	—	—	—	—	—
Debbra L. Schoneman
Severance(1)	—	—	—	$250,000	—	—	—
Restricted Compensation(2)(3)	$65,085	$493,890	$493,890	$493,890	$493,890	$493,890	—
PSUs(4)	$1,641,250	$1,641,250	—	Indeterminable	—	Indeterminable	—
Annual Incentive Award(5)	Indeterminable	—	—	—	—	—	—
Chad R. Abraham
Severance(1)	—	—	—	$212,500	—	—	—
Restricted Compensation(2)(3)	$105,323	$1,277,933	$1,277,933	$1,277,933	$1,277,933	$1,277,933	—
PSUs(4)	$1,094,154	$1,094,154	—	Indeterminable	—	Indeterminable	—
Annual Incentive Award(5)	Indeterminable	—	—	—	—	—	—
Christopher D. Crawshaw
Severance(1)	—	—	—	$275,000	—	—	—
Restricted Compensation(2)(3)	—	$314,716	$314,716	$314,716	$314,716	$314,716	—
PSUs(4)	$715,161	$715,161	—	Indeterminable	—	Indeterminable	—
Annual Incentive Award(5)	Indeterminable	—	—	—	—	—	—
R. Scott LaRue
Severance(1)	—	—	—	$196,154	—	—	—
Restricted Compensation(2)(3)	$109,040	$1,138,149	$1,138,149	$1,138,149	$1,138,149	$1,138,149	—
PSUs(4)	$1,094,154	$1,094,154	—	Indeterminable	—	Indeterminable	—
Annual Incentive Award(5)	Indeterminable	—	—	—	—	—	—

(1)
Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee's position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan. Also under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)
Under the Incentive Plan, in the event of a change-in-control of Piper Jaffray, regardless of whether an employee's employment is terminated, all outstanding restricted stock and mutual fund restricted shares that were granted prior to May 8, 2013 will vest and all restrictions on the restricted stock and mutual fund restricted shares will lapse. All awards granted under the Incentive Plan on or after May 8, 2013 that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the recipient's employment is terminated involuntarily (other than for cause) within 24 months of the change-in-control.

(3)
Under the applicable award agreements, all of the restricted stock awards and mutual fund restricted shares will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions. Also, vesting is accelerated upon a company-determined severance event. The amounts in the table reflect these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers' control.

(4)
Under the applicable award agreements, each PSU automatically will become one share of restricted stock on the closing date of a change-in-control, and each resulting share of restricted stock will remain restricted until the end of the applicable 36-month performance period. If the named executive officer remains continuously employed by us after the closing of the change-in-control through the end of the 36-month performance period, all shares of restricted stock arising from the PSUs will vest on the last day of the performance period. The amounts in the table reflect these terms and conditions and assume the named executive officer remains continuously employed by us throughout the 36-month performance period. If the named executive officer's employment is terminated after the closing of the change-in-control and prior to the end of the performance period (i) by us without cause, (ii) by the named executive officer for good reason, (iii) in connection with the named executive officer's death or disability or (iv) under such circumstances determined to constitute retirement by the Compensation Committee in its sole discretion, all unvested shares of restricted stock arising from the PSUs will vest on the date of termination of the named executive officer's employment with us. If the named executive officer's employment with us terminates because of a company-determined severance event or the named executive officer's retirement (as determined by the Compensation Committee), death, or disability prior to a change-in-control, then the named executive officer will earn a number of PSUs equal to (i) the number of PSUs that would otherwise be earned pursuant to the award agreement but for the named executive officer's termination multiplied by (ii) a fraction, (1) the numerator of which is the number of days during the performance period up to and including the date of termination of the named executive officer's employment with us and (2) the denominator of which is the total number of days in the performance period. The 36-month performance period for the PSUs awarded in 2013, 2014, and 2015 ends on May 14 of 2016, 2017, and 2018, respectively, and therefore any PSUs that might vest in connection with a named executive officer's termination as a result of a company-determined severance event, or his or her retirement, death or disability is not determinable at this time.

(5)
Qualified performance-based awards granted under the annual incentive program are payable in the discretion of the Compensation Committee, and are therefore indeterminable.

Risk Assessment of Compensation Policies and Practices

In early 2016, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Outstanding Equity Awards

The following table summarizes, as of December 31, 2015, the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of December 31, 2015. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by shareholders	157,201	$50.35	1,629,229	(1)
Equity compensation plans not approved by shareholders(2)	—	n/a	400,000
Total	157,201	$50.35	2,029,229

(1)
Based on the 8,200,000 shares currently authorized for issuance under the plan. In addition to the 157,201 shares to be issued upon the exercise of outstanding options to purchase our common stock, 1,287,915 shares of restricted stock and 356,242 performance-based restricted share units were issued and outstanding as of December 31, 2015. All of the shares available for future issuance under the plan as of December 31, 2015 may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)
In 2015, we established the Piper Jaffray Companies 2016 Employment Inducement Award Plan ("Inducement Plan") in anticipation of the acquisition of Simmons & Company International ("Simmons"). The New York Stock Exchange permits the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material inducement to prospective employees to accept employment. Accordingly, we adopted the Inducement Plan to induce employees of Simmons to accept employment with the company in connection with the acquisition. The aggregate number of shares that may be issued under the Inducement Plan is 400,000. On May 15, 2016, approximately $11.6 million of restricted shares will be issued to 24 employees who had been associated with Simmons, with the number of shares determined based upon the closing price of our common stock on that date. These shares vest three years from the date of grant. The Inducement Plan is administered by the Compensation Committee, which has the authority to designate participants, determine whether and to what extent any type of award is to be granted, determine the number of shares to be covered by each award, determine the terms of any award, amend the terms of any award, accelerate the vesting and/or exercisability of any award and interpret and administer the Inducement Plan and any related instruments or agreements. The types of awards that may be granted under the Inducement Plan are stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, other stock grants and other stock-based awards. Awards under the Inducement Plan generally are not transferable. In the event of a change-in-control, awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient's employment is terminated involuntarily (other than for "cause") within 24 months of the change-in-control. The Board may amend, alter, suspend, discontinue or terminate the Inducement Plan at any time, but the Inducement Plan will terminate no later than November 15, 2025. The foregoing is only a summary of the material terms of the Inducement Plan and is qualified in its entirety by reference to the Inducement Plan, a copy of which has been filed with the SEC.

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Compensation Committee has adopted stock retention guidelines to establish expectations for our executive officers and non-employee directors with respect to their equity stake in the company. Non-employee directors are expected to retain 50% of the shares awarded to them through our incentive plan, or acquired upon exercise of stock options. The guideline for non-employee directors applies irrespective of taxes paid for shares awarded, but is net of exercise costs for stock options. The stock retention guidelines applicable to our executive officers are described above in "Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging."

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 9, 2016 by each of our directors and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of this date by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

Name of Beneficial Owner	Shares of Piper Jaffray Common Stock*	Phantom Shares**
Chad R. Abraham	79,701(1)	—
Christopher D. Crawshaw	78,388(2)	—
Andrew S. Duff	276,017(3)	—
William R. Fitzgerald	—	7,176
Michael E. Frazier	160,481(4)	—
B. Kristine Johnson	18,077(5)	1,743
R. Scott LaRue	99,653(6)	—
Addison L. Piper	21,680(7)	3,495
Lisa K. Polsky	1,925(8)	25,723
Debbra L. Schoneman	38,586(9)	—
Philip E. Soran	2,834(10)	3,232
Sherry M. Smith	—	1,780
Scott C. Taylor	4,413(11)	—
Michele Volpi	9,546(12)	—
All directors and executive officers as a group (20 persons)	995,804(13)	43,149

*
None of the individuals identified in this table owns more than 1% of Piper Jaffray common stock outstanding with the exception of Mr. Duff with 1.71%. As a group, our directors and executive officers hold 6.17% of Piper Jaffray common stock. (These percentages are calculated using our outstanding shares as of March 9, 2016 plus 46,248 shares of common stock covered by options that are currently exercisable for the group.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**
The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under "Compensation Program for Non-Employee Directors."

(1)
Includes 6,216 shares of restricted stock that will vest on February 18, 2017, 11,062 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 22,051 shares of restricted stock that will vest in equal installments on February 16, 2017-19, and 40,372 shares of common stock held directly.

(2)
Includes 5,194 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 7,414 shares of restricted stock that will vest in equal installments on February 16, 2017-19, and 65,780 shares of common stock held directly.

(3)
Includes 9,148 shares of restricted stock that will vest on February 18, 2017, 17,598 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 46,581 shares of restricted stock that will vest in equal installments on February 16, 2017-19, 160,890 shares of common stock held directly, 10 shares of common stock held by his two children, and 41,790 shares of common stock covered by options that are currently exercisable.

(4)
All shares beneficially owned by Mr. Frazier are restricted stock that will vest on February 26, 2019.

(5)
Includes 10,585 shares of common stock held directly, 1,200 shares of common stock held in an individual retirement account, 4,330 shares of common stock held in a family trust, and 1,962 shares of common stock covered by options that are currently exercisable.

(6)
Includes 4,440 shares of restricted stock that will vest on February 18, 2017, 11,062 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 22,051 shares of restricted stock that will vest in equal installments on February 16, 2017-19, and 62,100 shares of common stock held directly.

(7)
Includes 20,630 shares of common stock held directly, and 1,000 shares of common stock held in an individual retirement account. The amount for Mr. Piper also includes 50 shares of common stock held by Mr. Piper's spouse, as to which he disclaims beneficial ownership because he does not have voting or dispositive power over the shares.

(8)
All shares beneficially owned by Ms. Polsky are held directly.

(9)
Includes 1,580 shares of restricted stock that will vest on February 18, 2017, 4,971 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 8,238 shares of restricted stock that will vest in equal installments on February 16, 2017-19, and 23,797 shares of common stock held directly.

(10)
All shares beneficially owned by Mr. Soran are held directly.

(11)
All shares beneficially owned by Mr. Taylor are held directly.

(12)
All shares beneficially owned by Mr. Volpi are held directly.

(13)
Includes 28,737 shares of restricted stock that will vest on February 18, 2017, 66,086 shares of restricted stock that will vest in equal installments on February 17, 2017-18, 155,328 shares of restricted stock that will vest in equal installments on February 16, 2017-19, 699,405 shares of common stock held directly, by family members, by family trusts or by an individual retirement account, and 46,248 shares covered by options that are currently exercisable.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, the persons known by us to be beneficial owners of more than 5% of our common stock, as of March 9, 2016, were as follows:

Name of Beneficial Owner	Shares of Piper Jaffray Common Stock	Percent of Class
BlackRock, Inc.
55 East 52nd Street New York, NY 10055	1,598,615(1)	9.9%
The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, PA 19355	1,175,415(2)	7.3%
Dimensional Fund Advisors LP.
6300 Bee Cave Road, Building One Austin, TX 78746	804,851(3)	5.0%

(1)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2016, by BlackRock, Inc. BlackRock reported sole voting power as to 1,546,263 shares and sole dispositive power as to 1,598,615 shares.

(2)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016, by The Vanguard Group, Inc. Vanguard reported that it has sole voting power as to 19,818 shares, sole dispositive power as to 1,154,397 shares, and shared dispositive power as to 21,018 shares.

(3)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2016, by Dimensional Fund Advisors LP. Dimensional reported sole voting power as to 799,615 shares and sole dispositive power as to 804,851 shares. According to the Schedule 13G/A, Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the issuer held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2015 have been satisfied, with the exception of one report filed late by Christopher D. Crawshaw as a result of an administrative oversight which caused his filing in connection with the annual incentive grant to be delayed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Transactions with Related Persons

From time to time in the ordinary course of business, Piper Jaffray, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Jaffray or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm's-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Jaffray, such as brokerage, asset management and financial advisory services. Such transactions are made on substantially the same terms and conditions as other similarly-situated clients who are neither directors nor employees.

We engage in ordinary course trading, brokerage and similar transactions with BlackRock, Dimensional Fund Advisors, and The Vanguard Group, all of whom are 5% or greater shareholders of the company. The transactions we conduct with these firms are negotiated on an arms-length basis and contain customary terms and conditions.

From time to time, we permit our employees, including executive officers, and directors who are accredited investors to personally invest in private funds managed by Piper Jaffray or our asset management subsidiaries to support marketing efforts for these funds. To encourage employee participation in these private funds, they may be offered to employees, including executive officers, on a reduced or no management fee basis. No distributions, consisting of profits and other income and/or return of amounts initially invested, exceeded $120,000 from funds managed by Piper Jaffray or our asset management subsidiaries were made to our executive officers or directors during 2015. With respect to registered funds advised or sub-advised by our asset management subsidiaries, executive officers and directors may invest their personal funds in these funds on substantially the same terms and conditions as other similarly-situated investors in these funds who are neither directors nor employees.

In connection with our acquisition of Simmons & Company International, as consideration for his equity interests in Simmons, Mr. Frazier was issued 160,481 restricted shares of common stock and is anticipated to receive approximately $16 million in cash, a portion of which is being held in escrow to secure indemnification obligations of Simmons, Simmons shareholders, and other related parties. In addition, our wholly-owned subsidiary, Piper Jaffray & Co., entered into a consulting agreement with Mr. Frazier pursuant to which Mr. Frazier will provide certain consulting services exclusively to Piper Jaffray & Co. for an initial term through February 26, 2017, which may be extended with mutual written consent of the parties or earlier terminated by either party with at least 30 days' written notice. The consulting agreement provides that Mr. Frazier will receive a consulting fee in the amount of $100,000 per month (i.e., $1,200,000 in the aggregate if the term is completed) and reimbursement of travel and other reasonable expenses he incurs in connection with performing the consulting services. If the consulting agreement is terminated during its initial term by Piper Jaffray & Co. other than as a result of certain material breaches by Mr. Frazier or by Mr. Frazier as a result of certain material breaches by Piper Jaffray & Co., then Piper Jaffray & Co. will remain obligated to pay the consulting fees until the end of the initial term.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, our Board of Directors has adopted a written policy governing our company's transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director, and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by our Nominating and Governance Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board of Directors also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission are exempted from the definition of related person transactions under our policy.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Jaffray Companies for the year ended December 31, 2015 were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management and the independent auditor the company's audited financial statements;

  2.
  Discussed with the independent auditor the matters required to be communicated under applicable Public Company Accounting Oversight Board standards; and

  3.
  Received the written disclosures and letter from the independent auditor required by the Public Company Accounting Oversight Board requirements regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

Management is responsible for the company's system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Committee's responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Piper Jaffray Companies the inclusion of the audited consolidated financial statements in Piper Jaffray's Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Piper Jaffray Companies
Lisa K. Polsky, Chairperson
Philip E. Soran
Scott C. Taylor

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2015 and 2014. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2015 and 2014, as well as fees for the review of our interim consolidated financial statements for each quarter in 2015 and 2014 and for all other services performed for 2015 and 2014 by Ernst & Young LLP.

	2015	2014
Audit Fees	$1,169,000	$1,174,300
Audit-Related Fees(1)	$354,250	$292,000
Tax Fees	$0	$0
All Other Fees(2)	$31,272	$1,995

Total	$1,554,552	$1,468,295

(1)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2015 and 2014 included services relating to IRA Keogh agreed-upon procedures, employee benefit plan audits, security custody surprise audit count and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness. The services provided also include audit services provided to (i) consolidated investment funds of our alternative asset management business, (ii) private investment funds of Advisory Research, our primary asset management business, and certain of our merchant banking funds. All of the audit services fees provided to the private investment funds of Advisory Research are paid for by the funds.

(2)
In 2015, we engaged Ernst & Young LLP to provide consulting services in support of our development of a risk assessment and management program. The services provided by Ernst & Young LLP included educational and training support related to the development of risk assessment methodologies. We paid approximately $29,317 for these services. This amount and the services provided were pre-approved by our Audit Committee in accordance with our pre-approval policy (described below) that applies to any permissible non-audit services that Ernst & Young LLP is engaged to provide. Lastly, $1,955 of this amount relates to a subscription fee for online research provided by Ernst & Young LLP.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee's practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor's independence. On February 20, 2015, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date, and on May 12, 2015, it pre-approved the consulting services described above related to our risk assessment and management program.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2016. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies and our subsidiaries for the year ending December 31, 2016. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3—ADVISORY VOTE (NON-BINDING) ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the "Executive Compensation" section. While this vote is advisory and not binding on our company, the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our executive officers.

We achieved record net revenues and strong operating results overall in 2015. The strength of our results, led primarily by record revenues in our advisory services and public finance businesses, demonstrates the significant strategic progress that we have made over the past few years through investments in these higher margin businesses, as well as our continued focus on internal development, selective hiring, cost discipline, productivity, and market share gains.

2015 Operating Performance Highlights

  •
  Our 2015 net revenues of $672.9 million were a record for our company, more than 46% greater than our net revenues in 2011, the year before we began our current strategic focus on internal development, selective hiring, cost discipline, and investments in our higher margin businesses.

  •
  Advisory services revenues were $209.2 million in 2015, setting a record for a second consecutive year.

  •
  Our public finance group was ranked 2nd nationally in 2015 for the number of municipal negotiated issuances.

  •
  Our equity financing revenues exceeded $100 million for the second consecutive year.

  •
  We generated earnings per share of $3.34 as we successfully navigated more challenging market conditions for our equity capital raising and asset management businesses, and made significant investments during the year for future growth.

Our named executive officers' compensation for 2015 reflects the strong operating results we achieved during the year, while accounting for a decline from the earnings we achieved in 2014. The following are some of the key highlights of our 2015 executive compensation program:

2015 Executive Compensation Program Highlights

  •
  We have designed our compensation programs to be pay-for-performance.

  •
  Annual incentives are directly tied to our adjusted pre-tax operating income.

Adjusted Pre-Tax Operating Income in 2015	Named Executive Officers' Annual Incentives in 2015

  •
  Our named executive officers' annual incentive compensation either decreased or remained flat, reflecting the decrease in our overall profitability during the year:

  •
  Our CEO, Mr. Duff's annual incentive compensation decreased 17%.

  •
  Our CFO, Ms. Schoneman's annual incentive compensation decreased 17%.

  •
  Our global co-heads of investment banking and capital markets, Messrs. Abraham and LaRue's annual incentive compensation remained flat, reflecting another very strong year in equities investment banking.

  •
  Our head of asset management, Mr. Crawshaw's annual incentive compensation decreased 28%.

At our 2011 annual meeting, the shareholders of the company recommended one year as the frequency of advisory votes on the compensation of our named executive officers (the "Say-on-Pay Vote"). We have had annual Say-on-Pay Votes since our 2011 annual meeting. The next Say-on-Pay Vote will be held at the 2017 annual meeting.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution. Proxies will be voted FOR this resolution unless otherwise specified.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting?

The Board has set March 9, 2016 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 9, 2016, you are entitled to vote at the meeting. As of the record date, 16,094,453, shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 16,094,453 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly and timely submitted your proxy as described below under "How do I submit my proxy?"

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote." Two executive officers have been designated as proxies for our 2016 annual meeting of shareholders. These executive officers are John W. Geelan and Debbra L. Schoneman.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by Securities and Exchange Commission rules, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Availability contains instructions on how to request a printed set of proxy materials, which we will provide to shareholders upon request at no cost to the requesting shareholder within three business days after receiving the request.

How can I get electronic access to the proxy materials if I don't already receive them via e-mail?

To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How do I submit my proxy?"

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

  •
  through the Internet using www.proxyvote.com;

  •
  if you request a full set of the proxy materials, you may vote over the telephone by calling a toll-free number; or

  •
  if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

To vote by Internet or telephone, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under "How do I submit my proxy?"

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares in accordance with the recommendations of the Board of Directors as follows:

  •
  FOR all nine of the nominees for director;

  •
  FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the year ending December 31, 2016; and

  •
  FOR the advisory (non-binding) approval of the compensation of our officers included in this proxy statement.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be "uninstructed." New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote "uninstructed" shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2016, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2016, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Jaffray & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a "broker non-vote." For more information regarding the effect of broker non-votes on the outcome of the vote, see below under "How are votes counted?"

Our broker-dealer subsidiary, Piper Jaffray & Co., is a member broker of the New York Stock Exchange and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Jaffray & Co. clients. Because Piper Jaffray & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Jaffray & Co. from voting uninstructed shares even on routine matters. Instead, Piper Jaffray & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

  •
  by submitting a later-dated proxy by Internet or telephone before 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2016;

  •
  by submitting a later-dated proxy to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting;

  •
  by sending a written notice of revocation to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting; or

  •
  by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

  •
  The nine director nominees who receive the most votes cast at the meeting in person or by proxy will be elected.

  •
  The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

  •
  If the advisory vote on the compensation of our officers included in this proxy statement receives more votes "for" than "against," then it will be deemed to be approved.

The advisory vote on the compensation of our executives is not binding on us or the Board, but we will consider the shareholders' advisory input on this matter when establishing compensation for our executive officers in future years.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for each director nominee. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under "What if I do not specify how I want my shares voted?"

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote.

How can I attend the meeting?

All of our shareholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. To help us plan for the meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Piper Jaffray pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000 plus reimbursement of out-of-pocket expenses. We are soliciting proxies primarily through the distribution of Notices of Internet Availability of Proxy Materials. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2017 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before November 23, 2016. The proposal should be addressed to Piper Jaffray Companies, Attention: John W. Geelan, Secretary, 800 Nicollet Mall, Suite 1000, Mail Stop J09SSH, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2017 annual meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 4, 2017, and no later than February 3, 2017.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 1000, Mail Stop J09SSH, Minneapolis, Minnesota 55402, (612) 303-6336. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Jaffray.

John W. Geelan Secretary

Dated: March 23, 2016

LOCATION OF PIPER JAFFRAY COMPANIES
ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 4, 2016, at 2:00 p.m., Central Time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402

Target Center
1st Ave. N.
Hennepin Ave.
Washington Ave.
11th Street N.
12th St. N.
Marquette Ave.
4th Street S.
Nicollet Mall
7th Street S.
5th Ave. S.
8th Street S.
9th Street S.
11th Street S.
12th Street S.
Hubert H. Humphrey Metrodome
Chicago Avenue S.
Minneapolis Convention Center
LaSalle Ave.
8th St. South
9th St. South
Nicollet Mall

MPLS.
ST. PAUL
INT'L AIRPORT

PARKING: Recommended in the U.S. Bancorp Center Public Parking on LaSalle Avenue. The entrance is on LaSalle Avenue between 8th and 9th streets.

FROM THE NORTH:
Take I-94 South/East to 4th Street exit. Continue straight onto 4th Street North. Turn right onto 1st Avenue North. Turn left onto 8th Street North. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

FROM THE SOUTH (AIRPORT):
Take I-494 West from the Minneapolis Airport. Take the I-35 North exit and go north on 1-35 towards DOWNTOWN EXITS. Take the 5th Avenue South exit. Turn left onto 9th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE EAST:
Take I-94 West towards Minneapolis. Take the 11th Street South exit.
Turn slight left to take the 11th Street South ramp. Turn slight left onto 11th Street South. Turn right onto LaSalle. Follow LaSalle Avenue for 2.5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE WEST:
Take I-394 East towards Minneapolis. Take the 12th Street North exit.
Turn slight right onto 12th Street North. Turn left onto Hennepin Avenue. Turn right onto 8th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. 800 NICOLLET MALL SUITE 1000 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Piper Jaffray Companies in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. MAIL STOP J09SSH MINNEAPOLIS, MN 55402 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Andrew S. Duff 06 Sherry M. Smith 02 William R. Fitzgerald 07 Philip E. Soran 03 Michael E. Frazier 08 Scott C. Taylor 04 B. Kristine Johnson 09 Michele Volpi 05 Addison L. Piper The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2016. 3. An advisory vote to approve the compensation of the officers disclosed in the enclosed proxy statement, or "say-on-pay" vote. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For 0 0 Against 0 0 Abstain 0 0 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000277353_1 R1.0.1.25

ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 4, 2016 2:00 p.m. (Central Daylight Time) Piper Jaffray Companies The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.piperjaffray.com/proxymaterials. PIPER JAFFRAY COMPANIES PROXY FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I appoint John W. Geelan and Debbra L. Schoneman, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on May 4, 2016, in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000277353_2 R1.0.1.25

[E-mail notice regarding electronic delivery of proxy materials sent by Broadridge Financial Solutions]

You are receiving this e-mail because you are either an employee-shareholder of Piper Jaffray Companies, with access to company e-mail, or you are a non-employee shareholder who previously elected to receive your proxy card and other proxy materials by electronic delivery.

You will not receive a proxy card or other proxy materials by mail.

Instead, this e-mail contains instructions on how to access the 2015 Annual Report to Shareholders and the 2016 Proxy Statement for Piper Jaffray Companies and how to vote shares via the Internet.

Please read the instructions carefully before proceeding.

This is a NOTIFICATION of the:

Piper Jaffray Companies 2016 Annual Meeting of Shareholders

RECORD DATE: March 9, 2016

MEETING DATE: May 4, 2016

CUSIP NUMBER:

CONTROL NUMBER:

This e-mail represents all shares in the following account(s):

Please review the Piper Jaffray Companies 2015 Annual Report to Shareholders and 2016 Proxy Statement before voting. The Proxy Statement discusses the proposals to be voted on, information about the annual meeting and voting, and other information about the company.  You can view the Piper Jaffray Companies 2015 Annual Report to Shareholders and 2016 Proxy Statement and enter your voting instructions at the following site. If your browser supports secure transactions you will be automatically directed to a secure site.

https://www.proxyvote.com/

Note: If your e-mail software supports it, you can simply click on the above link.

The relevant supporting documentations can be found at the following Internet site(s):

Annual Report

https://materials.proxyvote.com/

Notice of Proxy Statement

https://materials.proxyvote.com/

To access ProxyVote.com, you will need your four digit PIN:

• Your PIN is the last four digits of your Social Security number

• If you have forgotten your PIN number, please follow the

instructions on https://www.proxyvote.com/

Internet voting is accepted up to 11:59 p.m. (EDT) the day before the meeting.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to https://www.InvestorDelivery.com. You will need the enrollment number below and your four-digit PIN.  If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to https://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Questions regarding this communication should be directed to your advisor or the company’s Investor Relations department. For questions specific to the proxyvote.com website, please reply to this email and include the original text and subject line for identification purposes.